UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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EVERTEC, Inc.
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Evertec, Inc.

Proxy Statement
and Notice of 2026
Annual Meeting of Stockholders

May 21, 2026, 9:00 a.m. Atlantic Standard Time www.virtualshareholdermeeting.com/EVTC2026 These materials were first sent or made available to stockholders on April 7, 2026

Dear Fellow Stockholders:

EVERTEC delivered another year of record revenue in 2025, reflecting consistent execution across our core markets and continued progress on our long‑term strategy. Throughout the year, the Company delivered solid financial performance while progressing key strategic initiatives that further position Evertec for sustainable growth and long‑term value creation.

A significant milestone in 2025 was the continued expansion and diversification of our business across Latin America. During the fourth quarter, we completed the acquisition of Tecnobank, a leading fintech vendor in Brazil’s digital vehicle financing contract registration market, which further strengthens our software platform capabilities in the region. As a result of our organic growth and strategic acquisitions, more than 40% of Evertec’s revenues are now generated outside of Puerto Rico, reflecting the successful evolution of our growth profile.

Operationally, Evertec delivered strong performance across its segments. Latin America continued to generate robust growth supported by organic expansion, successful integrations, and a reacceleration of our business in Brazil. In Puerto Rico, favorable economic conditions, continued adoption of ATH Móvil, and healthy transaction trends supported steady performance. Management also maintained a disciplined approach to cost management and capital allocation, preserving strong margins while effectively managing known headwinds.

In parallel, the Company continued to invest in innovation and future‑ready capabilities. In 2025, Evertec expanded the use of artificial intelligence across select products and internal processes, including risk management, fraud monitoring, credit decisioning, and software delivery. These initiatives are governed by a robust framework emphasizing data security, responsible AI, and centralized oversight, ensuring that innovation supports long‑term value creation.

The Board remains deeply engaged in overseeing the execution of Evertec’s strategy. Directors regularly engage with management to review performance, assess strategic opportunities, and evaluate potential acquisitions that support diversification and growth. The Board also remains focused on maintaining a strong balance sheet and ensuring that capital deployment continues to align with stockholder interests.

Looking ahead, Evertec is well positioned to build on its momentum in 2026. Supported by a strong business and M&A pipeline, continued organic growth opportunities, and a clear focus on innovation and operational excellence, we are confident in the Company´s prospects for the year.

On behalf of the Board, we thank you for your continued confidence and support.

Sincerely,

Frank G. D’Angelo Chairman of the Board

Cupey Center Building, Road 176, Kilometer 1.3,
San Juan, Puerto Rico 00926

Notice of the 2026 Annual Meeting of Stockholders

Date and time	Virtual meeting access	Record Date
Thursday, May 21, 2026 at 9:00 a.m. Atlantic Standard Time	To access the Annual Meeting, please visit: www.virtualshareholdermeeting.com/EVTC2026	Close of business on March 27, 2026

Items of Business

Company proposals to be voted on at the Annual Meeting:	Board voting recommendation:

1. Election of Directors.	FOR each director nominee

2. Advisory Vote on Executive Compensation.	FOR

3. Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2026.	FOR

Stockholders may also transact any other business that may be properly brought before the Annual Meeting or any continuation, postponement or adjournment thereof.

Cast Your Vote

At the Annual Meeting	Visit www.virtualshareholdermeeting.com/EVTC2026. You will need the 16-digit number included in your proxy card or Notice.
Internet	Visit www.proxyvote.com. You will need the 16-digit number included in your proxy card or Notice.
QR Code	Scan the QR code shown on your proxy card with your phone to vote. You will need the 16-digit number included in your proxy card or notice.
Phone	Call 1-800-690-6903. You will need the 16-digit number included in your proxy card or Notice.
Mail	Send your completed and signed proxy card to the address shown on your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
The Company’s Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2025 are available at www.proxyvote.com. Your vote is important to us. Please exercise your stockholder right to vote.
By order of the Board of Directors,
Luis A. Rodríguez
Executive Vice President, Chief Legal and Administrative Officer, and Secretary of the Board

Frequently Used Defined Terms and Acronyms

Except as otherwise indicated or unless the context otherwise requires, the terms “Evertec,” “we,” “us,” “our,” “our Company,” and “the Company” refer to Evertec, Inc. and its subsidiaries on a consolidated basis. The following terms are listed in alphabetical order.

Term	Definition
2022 Plan	Evertec, Inc. 2022 Incentive Award Plan
Adjusted Earnings per common share*	Adjusted Net Income divided by diluted shares outstanding
Adjusted EBITDA*	EBITDA further adjusted to exclude unusual items and other adjustments
Adjusted Net Income	Net income adjusted to exclude unusual items and other adjustments
AI	Artificial Intelligence
Annual Meeting	2026 Annual Meeting of Stockholders of Evertec, Inc. to be held virtually on Thursday, May 21, 2026 at 9:00 a.m. Atlantic Standard Time, by accessing www.virtualshareholdermeeting.com/EVTC2026
B2B	Business-to-business
Board	Board of Directors of Evertec, Inc.
Bylaws	Amended and Restated Bylaws of Evertec, effective as of May 25, 2023
CD&A	Compensation Discussion & Analysis section of this Proxy Statement
CEO	Chief Executive Officer
Certificate of Incorporation	Amended and Restated Certificate of Incorporation of Evertec, effective as of May 25, 2023
CFO	Chief Financial Officer
COO	Chief Operating Officer
Credit Agreement	Refers to the Credit Agreement, dated as of December 1, 2022, among Evertec, Inc., Evertec Group, LLC, the lenders and L/C issuers party thereto from time to time, and Truist Bank, as administrative agent, collateral agent, swingline lender and an L/C issuer, as amended
Deloitte	Deloitte & Touche LLP
EBITDA	Earnings before interest, taxes, depreciation, and amortization
ERM	Enterprise Risk Management
ET	Eastern Daylight Time
Evertec	Evertec, Inc.
Evertec Group	Evertec Group, LLC
Exchange Act	The Securities Exchange Act of 1934, as amended
FW Cook	Frederic W. Cook & Co., Inc., an executive compensation consulting firm
GAAP	Generally accepted accounting principles in the United States of America
Grandata	Grandata, Inc.
IT	Information technology
M&A	Mergers and acquisitions
NEO	Named executive officer, pursuant to Item 402 of Regulation S-K
Notice	Notice of Internet Availability of proxy materials in relation to the Annual Meeting
Nubity	Nubity, Inc.
NYSE	The New York Stock Exchange
Performance-based RSUs	RSUs earned based on the Adjusted EBITDA performance and TSR modifier
Record Date	March 27, 2026
RSUs	Restricted stock units
SEC	United States Securities and Exchange Commission
Securities Act	The Securities Act of 1933, as amended
Shareworks by Morgan Stanley	Evertec’s equity incentive plan platform
Sinqia	Sinqia, S.A. and its subsidiaries
Tecnobank	Tecnobank Tecnologia Bancária S.A.
Time-based RSUs	RSUs earned based on continued service with vesting on a future specified date or dates
TSR	Total stockholder return
Zunify	Zunify Payments Ltda.

*EBITDA, Adjusted EBITDA, Adjusted Net Income, and Adjusted Earnings per common share are not required by, or not presented in accordance with, GAAP. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures to our results, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended on December 31, 2025.

Governance Documents and Resources

Governance documents: https://ir.evertecinc.com/govdocs
Anticorruption Policy
Code of Ethics
Code of Ethics for Vendors and Service Providers
Corporate Governance Guidelines
Human Rights Policy
Insider Trading Policy
Related Party Transactions Policy

Board committee charters: https://ir.evertecinc.com/govdocs
Audit Committee Charter
Compensation Committee Charter
Nominating and Corporate Governance Committee Charter
Information Technology Committee Charter

Other resources:
Investors: https://ir.evertecinc.com
Proxy Statement: https://ir.evertecinc.com

Links to websites included in this Proxy Statement are provided solely for convenience purposes. Content on the websites, including content on our Company website, is not, and shall not be deemed to be, part of this Proxy Statement or incorporated herein or into any of our other filings with the SEC.

Employment Agreements	46
Severance Policy	46
Potential Payments Upon Termination of Employment	47
Potential Payments Upon Change in Control	49
Payments Upon Termination or a Change in Control	50
Compensation Committee Interlocks and Insider Participation	51
Pension Benefits and Non-qualified Deferred Compensation	51
Tax Deductibility of Executive Compensation	51
Proposal 2 Advisory Vote on Executive Compensation	52
Overview	52
CEO Pay Ratio	53
Overview	53
Pay Versus Performance	54
Overview	54
Security Ownership	58
Overview	58
Security Ownership of Certain Beneficial Owners	58
Security Ownership of Management	58
Securities Authorized for Issuance Under Equity Compensation Plans	59
Delinquent 16(a) Reports	59
Proposal 3 Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal Year Ending December 31, 2026	61
Overview	61
Principal Accounting Fees and Services	61
Audit Committee Report	63
Certain Relationships and Related Party Transactions	64
Related Party Transactions Policy	64
Related Party Transactions	64
Proxy Statement for the 2026 Annual Meeting	65
General	65
Questions and Answers About the Annual Meeting	65
Record Date and Shares Outstanding	66
Quorum	66
Voting of Proxies	66
Voting of Shares	66
Required Votes / Effect of Abstentions and Broker Non-Votes	66
How You Can Vote	67
Revocation of Proxies	68
Voting Results	68
Solicitation	68
Householding of Proxy Materials	68
Other Matters	70
Stockholder Proposals for the 2027 Annual Meeting of Stockholders	70
Other Business	70
Appendix A: Reconciliation of GAAP and Non-GAAP Financial Measures	A-1

Proxy Statement Summary

Message From Our President and CEO

“In 2025, we continued to strengthen Evertec's position as a leader in payments processing and financial technology in Latin America and the Caribbean. We deepened our customer relationships by expanding our portfolio of solutions, completing the acquisition of Tecnobank, a leading fintech provider in Brazil's digital vehicle financing contract registration market, and establishing Artificial Intelligence Centers of Excellence to further optimize our platforms and systems. Through these efforts, we are enhancing both our solutions and our internal capabilities.

We extend our sincere appreciation to our valued stockholders for their continued support and to our leadership team for their strong execution of our growth strategy. Their commitment has enabled us to further diversify the markets where we generate revenue while continuing to deliver high-quality solutions for our customers across the region.”

Morgan M. Schuessler, Jr.
President and Chief Executive Officer

$ 931.8	$ 144.6	$ 373.4	$ 2.20	$ 3.62
Total revenue (in millions)	Net Income (in millions)	Adjusted EBITDA (in millions)	GAAP diluted earnings per common share	Adjusted Earnings per common share
10%	26%	10%	28%	10%

Increases compared to 2024

Approximately $82 million returned to stockholders through share repurchases and dividends in 2025

Evertec, Inc. 2026 Proxy Statement     1

Results of the 2025 Advisory Vote on Executive Compensation

Executive Target Compensation Mix

The charts below set forth the target compensation mix for our CEO and the average target compensation mix for our other NEOs during 2025, respectively. For purposes of these charts, “base salary” includes base salary and applicable statutory Christmas bonus, as such amounts are disclosed for each of our NEOs in the “Compensation Discussion and Analysis” section of this Proxy Statement.

10%
14%
CEO Target Compensation Mix
76%
64%
base salary
cash incentive
equity incentive
performance-based

20%
18%
Average Target Compensation Mix for Non-CEO NEOs
54%
62%
base salary
cash incentive
equity incentive
performance-based

This summary highlights certain information contained in this Proxy Statement and does not contain all the information that you should consider. Please read this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended on December 31, 2025 for complete information regarding the Annual Meeting, the proposals to be voted on at the Annual Meeting and our performance for the year ended on December 31, 2025. All amounts are rounded. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures to our results, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended on December 31, 2025.
Evertec, Inc. 2026 Proxy Statement     2

Director Nominees
All ages shown are as of the filing date of this Proxy Statement with the SEC.

FRANK G. D'ANGELO, 80
Chairman of the Board
Operating Partner, Hill Path
Tenure: 12+ years
Other Public Boards: None
Committee Memberships:

BRIAN J. SMITH, 70
Tenure: 11+ years
Other Public Boards: 1
Committee Memberships:

MORGAN M. SCHUESSLER, JR., 55
President and CEO
Tenure: 11+ years
Other Public Boards: 1
Committee Memberships: N/A

ALAN H. SCHUMACHER, 79
Tenure: 13+ years
Other Public Boards: 2
Committee Memberships:

INDEPENDENT

KELLY BARRETT, 61
Tenure: 4+ years
Other Public Boards: 3
Committee Memberships:

OLGA BOTERO, 62
Managing Director, C&S Customer and Strategy
Tenure: 11+ years
Other Public Boards: 1
Committee Memberships:

ALDO J. POLAK, 52
Partner and Senior Managing Director, Farlie Turner Gilbert & Co. LLC
Tenure: 6+ years
Other Public Boards: None
Committee Memberships:

IVÁN PAGÁN, 67
Tenure: 6+ years
Other Public Boards: None
Committee Memberships:

VIRGINIA GAMBALE, 66
Managing Partner, Azimuth Partners, Inc.
Tenure: 2+ years
Other Public Boards: 2
Committee Memberships:

JORGE A. JUNQUERA, 77
Managing Partner, Kohly Capital, LLC
Tenure: 14+ years
Other Public Boards: 1
Committee Memberships:

Audit Committee | Compensation Committee | Nominating and Corporate Governance | Information Technology Committee

Evertec, Inc. 2026 Proxy Statement     3

Our directors’ skills and experience matrix includes a variety of key skills determined by the Board to be crucial to the Company’s strategic direction and operations. As a full-service transaction-processing business and financial technology provider in Latin America, Puerto Rico and the Caribbean, Evertec operates in a highly competitive and rapidly evolving industry.

Director Skills and Experiences Relevant to the Successful Oversight of our Strategy

Frank G. D’Angelo
Morgan M. Schuessler, Jr.
Kelly Barrett
Olga Botero
Virginia Gambale
Jorge A. Junquera
Iván Pagán
Aldo J. Polak
Alan H. Schumacher
Brian J. Smith
Total	70%	80%	70%	100%	70%	80%

FinTech Knowledge. Expertise in FinTech is essential to understand emerging trends, technologies, and innovations that can shape the Company’s product offerings and operational strategies. Directors with FinTech knowledge help guide the Company in staying ahead of industry disruptions, adopting new payment and financial solutions, and leveraging technology for competitive advantage.

LATAM Experience. Evertec has a significant presence in Latin America, and growing in this region is one of our strategic initiatives. Understanding the unique market dynamics, regulatory environment, and cultural nuances of Latin America is crucial for Evertec’s success. Directors with LATAM experience can offer valuable insights into local consumer behavior, partnerships, and regulatory issues, ensuring the Company’s strategies align with the region’s needs and opportunities.

Financial Expertise. Expertise and knowledge in financial markets, accounting, and financial reporting processes are critical for overseeing Evertec’s financial health, profitability, and long-term sustainability. Directors with robust financial backgrounds can assist the Board in comprehending, advising, and supervising our financial position, operational results, financial reporting, internal control processes, and audit matters. Moreover, these directors can contribute to the evaluation of capital allocation effectiveness and the optimization of revenue and cost models.

Abundant Risk Management Experience. Given the highly regulated and rapidly evolving nature of our industry and its inherent risks (including cybersecurity and IT-related risks), directors with abundant risk management experience identifying, prioritizing, and managing a broad spectrum of risks can help the Board anticipate risks and oversee their management.

M&A and Strategy. We are confident that our business is well-positioned to continue its expansion across the rapidly growing Latin America region. M&A serves as a crucial strategy for Evertec’s growth, facilitating entry into new markets and the acquisition of complementary technologies. Directors with experience in M&A and strategic planning can assist in anticipating risks and opportunities from potential targets, evaluating financial structures and valuation components, prioritizing integration efforts, and developing long-term growth strategies that enhance stockholder value.

IT and Cybersecurity. Given Evertec’s role in processing sensitive financial data and payments, robust IT and cybersecurity expertise is essential. Directors with knowledge in this area can help provide insight on challenges and opportunities as the Company identifies and implements strong data protection measures, complies with security regulations, and stays ahead of evolving cybersecurity threats. Cybersecurity expertise is vital for safeguarding customer trust and maintaining business continuity in an increasingly digital transaction environment.
Evertec, Inc. 2026 Proxy Statement     4

Proposal 1
Election of Directors

The Board unanimously recommends that you vote “FOR” the election of each of the director nominees listed below.
| Information About Director Nominees

The individuals identified below have been nominated to stand for election for a term that expires at the Company’s 2027 annual meeting of stockholders. Each of these individuals has consented to be named as a nominee in this Proxy Statement and to serve as a director until the expiration of his or her respective term and until such nominee’s successor has been duly elected or qualified or until the earlier resignation or removal of such nominee.

All director nominees currently serve as members of our Board. There are no family relationships between any current director, executive officer or director nominee. If any one or more of the nominees named in this Proxy Statement becomes unable to serve for any reason, the Board may designate substitute nominees, unless the Board by resolution provides for a lesser number of directors. In this event, the proxy holders will vote for the election of such substitute nominee or nominees.

Below please find a summary of each director nominee’s principal occupation, experience and qualifications. All ages shown are as of the filing date of this Proxy Statement with the SEC.
Frank G. D’Angelo
Chairman of the Board | Director since 2013 | Age: 80 | Independent

Committees: Compensation Committee (Chair) Nominating and Corporate Governance Committee

Mr. D’Angelo has been Chairman of the Board since February 2014 and a director since September 2013. Since June 2015 he has served as Operating Partner in Hill Path Capital, a private equity partnership; and was a partner in Bridgeport Partners, a private investment firm, from June 2019 through May 2024. From May 2019 until November 2021, he served as Executive Vice President of NCR Corporation and as President of NCR Banking. Prior to this, he was Senior Executive Vice President and COO of the payments section at Metavante Technologies, Inc. and Fidelity National Information Services, Inc. (FIS). At Diebold Corporation, he was Chairman and CEO of Diebold Mexico from 1993 through 1995. Mr. D’Angelo has over 40 years of experience in the financial services, digital banking and payments industries. He is a former chairman of the Electronic Funds Transfer Association, served on the Payments Advisory Council of the Federal Reserve Bank of Philadelphia, is a U.S. Air Force veteran, and served as a director for Walsh University Ohio. Mr. D’Angelo’s experience in the financial services industry, as well as his strong background in operations and management, provides great value to our Board.

Evertec, Inc. 2026 Proxy Statement     5

Morgan M. Schuessler, Jr.
President and CEO | Director since 2015 | Age: 55

Mr. Schuessler has been a director and the Company’s President and CEO since April 2015. Previously, he served as President of International for Global Payments, Inc., overseeing the company’s business outside of the Americas, spanning 23 countries throughout Europe and Asia. Mr. Schuessler currently serves on the board of directors of Endeavor Miami, the Wharton Executive Education Board, El Museo del Barrio and the Smithsonian Institution National Board. In February 2025, he was appointed to the Board of Directors, the Audit and Finance Committee and Corporate Governance Committee of the Deluxe Corporation (NYSE: DLX). Mr. Schuessler has over 20 years of experience in the payments industry; accordingly, he is well-versed in the intricacies of the Company’s core business and has developed management and oversight skills required to make significant contributions to the Board.

Kelly Barrett
Director since 2021 | Age: 61 | Independent

Committees: Compensation Committee Information Technology Committee

Ms. Barrett has been a director since May 2021. From 2016 until her retirement in 2020, Ms. Barrett was the Senior Vice President of Home Services at The Home Depot. Ms. Barrett joined The Home Depot in 2003, where she held various senior management positions, including as Vice President of Internal Audit and Corporate Compliance, and Controller. Ms. Barrett currently serves as board member of Piedmont Office Realty Trust, Inc. (NYSE: PDM), Americold Realty Trust (NYSE: COLD), and Louisiana Pacific (NYSE: LPX). Her leadership roles in the community currently include serving on the board of the Metro Atlanta YMCA (where she formerly served as chair); the National Association of Corporate Directors, Atlanta Chapter board; the Georgia Tech Foundation Board of Trustees; and as a member of the Advisory Board of Scheller College of Business at Georgia Tech (where she also formerly served as chair). She is also a Certified Public Accountant in the state of Georgia, has a Cybersecurity Certificate from the National Association of Corporate Directors (NACD) and is NACD Directorship Certified. Ms. Barrett’s substantial experience in leadership roles, strategy and enterprise risk management, coupled with service on several boards, is of great service to the Company.

Evertec, Inc. 2026 Proxy Statement     6

Olga Botero
Director since 2014 | Age: 62 | Independent

Committees: Information Technology Committee (Chair) Audit Committee

Ms. Botero has been a director since September 2014. She is the founder and Managing Director of C&S Customer and Strategy, a consulting firm focused on supporting IT, digital and cybersecurity management for leading companies in Latin America, and co-founder and Chair of Seccuri, Inc. From 2011 until January 2024, she was a Senior Advisor to the Boston Consulting Group. She is a fellow at the National Association of Corporate Directors Board Leadership Fellow program, and an active member of Women Corporate Directors (WCD), where she was co-chair of the Colombian Chapter until 2024. She serves as an independent director of the Altipal S.A.S. board of directors since April 2022, serving as chair of their Audit Committee and member of their Innovation Committee. She also serves as an independent member of the Audit Committee of Group Coppel in Mexico, a family-owned group with businesses in retail, financial services and real estate since 2022; and as an independent advisor of Grupo Montoya, a family-owned group with businesses in music, automobile and real estate in Colombia and Panama. From October 2024 to February 2026, Ms. Botero served on the board of directors of Betterware de México (NYSE: BWMX), a direct to consumer selling of home products and beauty and personal care products company in Guadalajara, Mexico. Ms. Botero has over 25 years of experience in leadership roles in financial services, telecommunications and technology. Her experience, expertise in cybersecurity and technology, and knowledge of Latin American markets are an asset to the Company.

Virginia Gambale
Director since 2023 | Age: 66 | Independent

Committees: Audit Committee Information Technology Committee

Ms. Gambale has been a director since May 2023. Ms. Gambale founded and has served since 2003 as Managing Partner of Azimuth Partners, Inc., a strategic advisory firm that develops growth, innovation and transformation strategies and planning for technology companies. Prior to founding Azimuth in 2003, she worked at Deutsche Bank, where she was a General Partner and Managing Director of ABS Ventures, responsible for the management of the Tech Venture group and Head of Deutsche Bank Strategic Ventures. Before Deutsche Bank, Ms. Gambale was the Chief Information Officer for Global Investment Banking at Merrill Lynch. Ms. Gambale currently serves as a
Evertec, Inc. 2026 Proxy Statement     7

director for Nutanix, Inc. (NYSE: NTNX) and Virtu Financial, Inc. (NYSE: VIRT). She’s also an Adjunct Faculty Member for Columbia University and a Trustee of the Juilliard School. Her substantial experience in leadership roles, IT and FinTech are of great value to the Company.

Jorge A. Junquera
Director since 2012 | Age: 77 | Independent

Committees: Audit Committee Nominating and Corporate Governance Committee

Mr. Junquera has been a director since April 2012. Since July 2015, he has served as Managing Partner at Kohly Capital, LLC, a private investment company. He has over 40 years of experience in the banking and financial services industries. Until his retirement in 2015, Mr. Junquera was Vice Chairman of the board of directors of Popular, Inc. Prior to becoming Vice Chairman, he was the Chief Financial Officer of Popular, Inc. and Supervisor of Popular, Inc.’s Financial Management Group. He currently serves as a director for Equalize Community Development Fund (NYSE: EQCDX). Mr. Junquera’s substantial experience managing financial institutions and serving on various boards of directors provides him with unique expertise and valuable perspective to assist the Board.

Iván Pagán
Director since 2019 | Age: 67 | Independent

Committees: Audit Committee Information Technology Committee

Mr. Pagán has been a director since May 2019. For twenty-two years until his retirement in February 2019, Mr. Pagán was the Head of Corporate Development at Popular, Inc., where he managed mergers and acquisitions, divestitures, corporate reorganization and strategic alliances for Popular, Inc., completing significant transactions in the United States, Latin America, Puerto Rico and the Caribbean. Mr. Pagán currently serves as a member of the board of directors of Banco BHD in the Dominican Republic. Mr. Pagán’s substantial expertise in financial and M&A matters, experience in the Caribbean and Latin America markets, and knowledge of the Company’s operations are an asset to the Company.

Evertec, Inc. 2026 Proxy Statement     8

Aldo J. Polak
Director since 2019 | Age: 52 | Independent

Committees: Compensation Committee Information Technology Committee

Mr. Polak has been a director since May 2019. He is a Partner and Senior Managing Director at Farlie Turner Gilbert & Co. LLC, a merchant banking firm, since July 2024. Prior to that, Mr. Polak founded The ALP Group LLC, which focuses on merchant banking services, and where he served as Managing Partner until March 2025. From November 2021 until January 2024, he was Managing Director at Mizuho, and from April 2021 until October 2021, he was the Managing Member of Ionos Capital Partners LLC, an investment vehicle company. Prior to that, Mr. Polak served as Chief Investment & Development Officer at Cisneros Group of Companies, a private conglomerate focused on digital advertising, media and entertainment, telecommunications, real estate and new technologies, from April 2019 to April 2021. Before his tenure at Cisneros, he spent over 15 years as an investment banker in Wall Street, including heading the Latin America efforts at LionTree, a global investment and merchant banking firm, from 2013 to March 2019. He currently serves on the board of Reaching U, a charitable organization where he was chairman for the 2023-2024 two-year period. He is also involved with Endeavor as a mentor to entrepreneurs. Mr. Polak’s significant experience in M&A, strategy and corporate development, and his network of corporate relationships in Latin America and in the payments sector provide great value to the Board.

Alan H. Schumacher
Director since 2013 | Age: 79 | Independent

Committees: Audit Committee (Chair) Nominating and Corporate Governance Committee

Mr. Schumacher has been a director since April 2013. For 23 years he worked at American National Can Corporation, a manufacturing company, as well as at American National Can Group Inc., a manufacturer of metal cans, where he served as Vice President, Controller and Chief Accounting Officer until 1997 and as Executive Vice President and Chief Financial Officer from 1997 until his retirement in 2000. He is a former member of the Federal Accounting Standards Advisory Board, and currently serves as a director of Warrior Met Coal, Inc. (NYSE: HCC) and Albertsons Companies, Inc. (NYSE: ACI). Mr. Schumacher has substantial expertise in accounting, reporting, audit and financial matters and, as such, is able to provide valuable contributions to our Board in its oversight functions.
Evertec, Inc. 2026 Proxy Statement     9

Brian J. Smith
Director since 2016 | Age: 70 | Independent

Committees: Nominating and Corporate Governance Committee (Chair) Compensation Committee

Mr. Smith has been a director since February 2016. Mr. Smith served in various executive level positions in The Coca-Cola Company, including as President and COO from January 2019 until September 2022, and as a senior executive from October 2022 until his retirement in February 2023. From 2016 until December 2018, he served as President of its Europe, Middle East and Africa (EMEA) Group and, prior to that, he held other strategic and management roles. Mr. Smith serves as an independent director for Arca Continental (BMV: AC). He also serves as a director for Intercrew/Mantra Chain, a digital assets decentralized exchange platform headquartered in Switzerland, with operations in Hong Kong, Dubai, the United States, and Brazil, and as an independent director for Grupo Romero, a privately held multinational group headquartered in Peru with operations and companies in various industries and sectors, and presence throughout Latin America. Like other members of the Board, Mr. Smith has substantial managerial experience in Latin America. His extensive expertise in management and corporate strategy makes him a valuable asset to the Company.

Evertec, Inc. 2026 Proxy Statement     10

Biographical Information of Our Executive Officers

| Executive Officers

Morgan M. Schuessler, Jr.
Age: 55

Mr. Schuessler joined the Company in April 2015 as our President and CEO. Please refer to the “Information About Director Nominees” section under Proposal 1 for Mr. Schuessler’s biographical information.

Joaquín A. Castrillo
Age: 43

Mr. Castrillo has served as our Senior Executive Vice President & Chief Operating Officer (COO) since November 2025. From October 2018 to October 2025, he served as Executive Vice President, Chief Financial Officer (CFO) and Treasurer. He has worked at the Company since 2012 serving in roles of increasing responsibility, including as Vice President and Finance Manager from 2015 to 2018, and as Vice President and Finance Director from 2018 until October 2018. Prior to joining the Company, Mr. Castrillo was an Audit Manager in the Banking and Capital Markets group of PwC. Mr. Castrillo holds a B.B.A. with a double concentration in Finance and Accounting from Villanova University. He is a Certified Public Accountant, a member of the Villanova University Finance Department Advisory Committee and currently serves on the board of directors of Endeavor Puerto Rico.

Karla Cruz
Age: 41

Ms. Cruz has served as our Executive Vice President, Chief Financial Officer and Treasurer since November 2025. From April 2024 to November 2025, she served as Senior Vice President, Chief Accounting Officer and Assistant Treasurer. From July 2019 to April 2024, Ms. Cruz Jusino served as the Company’s Vice President of Finance with increasing responsibilities including Assistant Treasurer since April 2020, and Corporate Tax Director since August 2020. She has over 18 years of experience in finance and accounting. Prior to joining the Company, Ms. Cruz Jusino worked for PwC in roles of increasing responsibility for over 12 years, including as Assurance Director from April 2019 until June 2019, and as Assurance Senior Manager from 2016 until April 2019. Ms. Cruz Jusino holds a bachelor’s degree in accounting and finance from the University of Puerto Rico, is a Certified Public Accountant, and a member of the University of Puerto Rico Business Administration Faculty Alumni Advisory Board.

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Claudio Almeida Prado
Age: 62

Mr. Prado has served as our Executive Vice President and Group Head of Brazil since April 2024. He joined the Company in November 2023 as Senior Vice President of Operations at Sinqia, a position he held since October 2022. Before joining the Company, Mr. Prado served as Chief Operating Officer and Executive Director of New Business at Grupo Fleury, in Brazil, from September 2016 to September 2022. Prior to that, he served as Chief Operating Officer at Grupo Abril S.A., from September 2012 to August 2016, as IT Director of Banco Real, and as Chief Information Officer of Banco Santander and Deutsche Bank, in Brazil. Mr. Prado is certified in management and leadership from the MIT Sloan School of Management in Cambridge, Massachusetts, and holds a degree in electronic engineering and a master’s degree in computer engineering from the University of São Paulo.

Daniel Brignardello
Age: 50

Mr. Brignardello has served as our Executive Vice President and Group Head of Latam since February 2024. Prior to that he was our Senior Vice President and Chief Delivery Officer from July 2021 to February 2024. Mr. Brignardello joined the Company in July 2017 as Vice President of Processing and Fraud Prevention Services. Prior to joining the Company, Mr. Brignardello served as COO of PayTrue, a Uruguayan based payments solutions company, from 2003 through June 2017; and as a Senior Software Engineer for Trintech from 2000 through 2003. Mr. Brignardello has over 25 years of senior management experience in the payments sector. He has served as a teacher (Grade 1) in the cryptography university chair of the School of Engineering of the Universidad de la República in Uruguay from 2000 through 2003. Mr. Brignardello holds a degree as Computer Analyst from the School of Engineering of the Universidad de la República in Uruguay (2000), and a Program for Management Development (PMD) degree from the ESADE Business School in Barcelona, Spain (2009). Mr. Brignardello has been a Board member of ICT4V, a technology and innovation organization in Montevideo, Uruguay, since 2015.

Alberto López-Gaffney
Age: 54

Mr. Lopez‑Gaffney has served as Executive Vice President and Chief Strategy and Corporate Development Officer since March 2023. He initially oversaw mergers and acquisitions, and later in 2023 his responsibilities expanded to include strategy, marketing and communications. Prior to joining the Company, Mr. López‑Gaffney served as Chief Financial Officer of Despegar.com Corp., a publicly-listed online travel agency, from 2018 to 2023, where he led the company’s turnaround following the COVID‑19 crisis. Earlier in his career, Mr. López‑Gaffney spent approximately 20 years in investment banking at Morgan Stanley and Itaú BBA, serving as a Managing Director and Head of Latin America (excluding Brazil). He began his career as a management consultant at McKinsey & Company in Buenos Aires. Mr. López‑Gaffney holds a Master of Engineering degree, summa cum laude, from Universidad Católica Argentina and an MBA from Harvard Business School.

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Paola Pérez
Age: 42

Ms. Pérez has served as our Executive Vice President since February 2018 and Group Head of Puerto Rico and the Caribbean since August 2022. Prior to that she was our Chief Administrative Officer from March 2020 to August 2022, and Senior Vice President of People and Culture from August 2017 until her appointment as Executive Vice President. She joined the Company in 2011 as Director of Internal Audit. Before joining Evertec, Ms. Pérez worked at Chartis as an External Reporting Manager for the Latin America Region, and PwC where she worked as a senior auditor. She obtained her Bachelor of Science in Accounting from Fairfield University, is a Certified Public Accountant and a board member of Lectores para el Futuro and Caras con Causa, non-profit organizations.

Luis A. Rodríguez
Age: 48

Mr. Rodríguez has served as our Executive Vice President since February 2017 and as Chief Legal and Administrative Officer since August 2022. He joined the Company in 2015 as Senior Vice President for Corporate Development, and was appointed General Counsel and Secretary of the Board in September 2016. Prior to joining the Company, Mr. Rodríguez served as Executive Director at J.P. Morgan in New York. Mr. Rodríguez holds a bachelor’s degree from the Woodrow Wilson School of Public and International Affairs at Princeton University and a Juris Doctor from Stanford Law School.

Diego Viglianco
Age: 56

Mr. Viglianco has served as our Executive Vice President and Chief Information Officer (CIO) since November 2025. From June 2021 to October 2025, he served as Executive Vice President and COO and was a consultant to the Company from March 2021 until his appointment as COO. Before joining the Company, Mr. Viglianco served as the CEO of Interbanking, S.A. from July 2019 to February 2021, a digital financial ACH/real time payments company headquartered in Argentina. Prior to that, he was the CEO of the Processing Division of Prisma Medios de Pago S.A. in Argentina from March 2017 to June 2019. Previously, he held senior management positions with MasterCard in Argentina and Miami, USA, and Promoción y Operación S.A. de C.V. (PROSA) in Mexico. Mr. Viglianco holds an MBA in Economy and Business Administration from ESEADE University, Argentina, and a Bachelor of Science in Engineering from the University of Salvador, Argentina.

Miguel Vizcarrondo
Age: 53

Mr. Vizcarrondo has served as an Executive Vice President since 2012, and as Chief Product & Innovation Officer since August 2022. Prior to that he was our Chief Commercial Officer for Puerto Rico and the Caribbean from March 2021 to August 2022, and Head of Merchant Acquiring and Payment Processing from February 2012 until 2021. Prior to joining the Company in 2010, Mr. Vizcarrondo worked at Banco Popular de Puerto Rico for 14 years in a variety of roles, lastly as Senior Vice President of the Merchant Acquiring Solutions group from 2006 until he joined the Company in 2010. Mr. Vizcarrondo serves as a board member of the Mastercard Fintech Council, the Banco Popular Foundation, and, for over 25 years, the Puerto Rico American Football Alliance, a youth sports league. Mr. Vizcarrondo holds a Bachelor of Science in Management with a concentration in Finance from Tulane University.

All ages shown are as of the filing date of this Proxy Statement with the SEC.
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Corporate Governance

| Overview

The Company’s business affairs are conducted under the direction of the Company’s Board in accordance with the Puerto Rico General Corporation Act of 2009, as amended, and the Company’s Certificate of Incorporation and Bylaws. Members of the Board are informed of the Company’s business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

| Board Composition

Pursuant to the Company’s Certificate of Incorporation and Bylaws, the number of directors on our Board will consist of one or more members, and the number will be determined by resolution of the Board, with each director serving until the Company’s next annual meeting of stockholders and until their successors are duly elected and qualified. Our current Board profile is as follows:
*Tenure and ages as of the filing date of this Proxy Statement.

Below please find the current Board composition:

Frank G. D’Angelo	Chairman of the Board, Independent	9 of 10 directors are independent in compliance with NYSE rules
Morgan M. Schuessler, Jr.	President and CEO, Non-Independent
Kelly Barrett	Director, Independent
Olga Botero	Director, Independent
Virginia Gambale	Director, Independent
Jorge A. Junquera	Director, Independent
Iván Pagán	Director, Independent
Aldo J. Polak	Director, Independent
Alan H. Schumacher	Director, Independent
Brian J. Smith	Director, Independent

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A majority of the directors of the Board must meet the criteria for independence established by the Board in accordance with the NYSE general independence standards. The Board has determined that, with the exception of Mr. Schuessler, all directors serving as of the filing date of this Proxy Statement are independent in accordance with NYSE rules. Mr. Schuessler is our President and Chief Executive Officer and, as such, is not considered independent. Pursuant to the terms of his Amended and Restated Employment Agreement (the “A&R Employment Agreement”), dated as of February 24, 2022, the Company has agreed to cause Mr. Schuessler to continue to be nominated for election as a member of the Board for so long as he holds the office of CEO of Evertec, and Mr. Schuessler has agreed to such nomination if requested by the Board.

| Board Committees

The Board has four standing committees:

Pursuant to our Bylaws, the Board may establish additional committees. As of the filing date of this Proxy Statement, the Board has not established additional committees besides those described in this Proxy Statement. Each of our Board committees acts pursuant to a written charter (as amended and restated) adopted by the Board. You may find copies of each committee’s charter on the Company’s website at https://ir.evertecinc.com/govdocs. Below please find a description of each of the Board’s four standing committees.

Audit Committee
Met 10 times during 2025
Members:
Alan H. Schumacher, Chairperson • Olga Botero • Virginia Gambale • Jorge A. Junquera • Iván Pagán

•Must consist of at least three Board members (including a chairperson) who must meet at least 4 times a year, including once every fiscal quarter
•All members qualify as “independent” under SEC and NYSE rules, including additional independence requirements applicable to members of an audit committee
•All members are “financially literate” under NYSE rules
•Each of Messrs. Schumacher, Junquera and Pagán is considered a “financial expert” under SEC rules

The Audit Committee’s responsibilities include, among others:

•overseeing: (i) our financial reporting process with respect to the integrity of our financial statements and internal controls over financial reporting, (ii) the performance of our internal audit function, (iii) our management policies regarding risk assessment and management, and (iv) our compliance with laws and regulations
•discussing with senior management and the Company’s independent registered public accounting firm the Company’s major financial and control-related risk exposures, and steps that management has taken to monitor and control such exposures
•reviewing and meeting with the Company’s Risk Officer regarding the overall implementation of the Company’s ERM framework and program, which includes: (i) ensuring the placement of controls needed to establish a strong internal control environment, and receiving periodic status reports on management’s ERM progress, and (ii) overseeing the Company’s risk exposure, and validating management’s active role in assessing, managing and mitigating risks
•establishing procedures for handling complaints regarding accounting or auditing matters
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Compensation Committee
Met 3 times during 2025
Members:
Frank G. D’Angelo, Chairperson • Kelly Barrett • Aldo J. Polak • Brian J. Smith

•Must consist of at least three Board members (including a chairperson) who must meet at least once a year
•Each member qualifies as “independent” under NYSE rules, including additional independence requirements applicable to members of a compensation committee, and as a “non-employee independent director,” as defined in Section 16b-3 of the Exchange Act

The Compensation Committee’s responsibilities include, among others:

•reviewing and recommending policy relating to the compensation and benefits of our officers, directors and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and other senior officers
•evaluating the performance of senior officers in light of the Company’s goals and objectives, and reviewing and approving the compensation of senior officers based on such evaluations
•overseeing risks related to the Company’s compensation programs and practices
•overseeing succession planning for the CEO and senior management
•producing an annual report on executive officer compensation as required by the SEC, which is included in this Proxy Statement
•administering the Company’s incentive compensation plans (including equity-based incentive compensation plans)
•overseeing the preparation of, and reviewing and discussing with senior management, the disclosures made in the Compensation Discussion and Analysis, and recommending to the Board whether the Compensation Discussion and Analysis should be included in the Company’s Annual Report on Form 10-K and/or the Company’s Proxy Statement, as applicable

Nominating and Corporate Governance Committee
Met once during 2025
Members:
Brian J. Smith, Chairperson • Frank G. D’Angelo • Jorge A. Junquera • Alan H. Schumacher
•Must consist of at least three Board members (including a chairperson) who must meet at least once a year
•Each member qualifies as “independent” under applicable NYSE rules

The Nominating and Corporate Governance Committee’s responsibilities include, among others:

•evaluating the composition of the Board and its committees, and planning for Board member succession
•assisting the Board in identifying individuals qualified to serve as members of the Board and its committees, consistent with criteria approved by the Board, and recommending to the Board the director nominees for the next annual meeting of stockholders
•leading the Board in its annual review of the Board and its committees, and serving as the administrator of the annual self-assessment of the Board and its standing committees
•overseeing management initiatives related to environmental, social and governance matters
•reviewing and recommending to the Board any revisions to the Board’s corporate governance guidelines

•overseeing risks related to the composition and structure of the Board and its committees and the Company’s corporate governance practices

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Information Technology Committee
Met 7 times during 2025
Members:
Olga Botero, Chairperson • Kelly Barrett • Virginia Gambale • Iván Pagán • Aldo J. Polak

•Must consist of at least three Board members (including a chairperson) who must meet at least twice a year

The Information Technology Committee’s responsibilities include, among others:

•assisting the Board in overseeing the integrity of the Company’s information and technology system, IT-related risks, IT security and cybersecurity, and IT infrastructure and strategy
•advising and making recommendations to the Board regarding the state of the Company’s cybersecurity preparedness, and reviewing the threat landscape facing the Company
•periodically reviewing and reassessing the adequacy of the Company’s IT program, policies and procedures and recommending proposed changes to the Board for approval, if required
•overseeing the Company’s internal IT Governance Committee
•monitoring and evaluating the effectiveness of the Company’s IT security, cybersecurity and AI protocols, including IT disaster recovery capabilities

| Director Qualifications

Size of our Board

Pursuant to our Certificate of Incorporation and Bylaws, the size of the Board must consist of one or more members, and the number will be determined by resolution of the Board. Our Board currently consists of 10 members.

Board Refreshment

Our Board, in collaboration with the Nominating and Corporate Governance Committee, takes a proactive and strategic approach to Board refreshment. We continuously assess and refine our Board’s composition to align with the Company’s long-term vision and evolving business needs. As the Company innovates, implements new technologies and enters new markets, its business model may require directors with new or different skill sets, and the Nominating and Corporate Governance Committee utilizes multiple strategies to identify and evaluate potential director candidates. Our Board succession planning process takes the Company’s evolution and growth into account to ensure the Board remains a strategic asset capable of addressing the risks, trends and opportunities that the Company will face in the future.

The Nominating and Corporate Governance Committee considers the following factors, among others, when determining whether a person is a suitable candidate for nomination for election to the Board:

background	expertise	independence	other factors
educational and work experience, together with attributes and leadership experience that are relevant to the Company’s strategy	expertise in the payments industry, financial technology, and/or Latin America markets	independence of nominees, which includes the avoidance of the appearance of any conflict in serving as a member of the Board	financial literacy, risk management expertise, IT and cybersecurity expertise, M&A experience, character, availability and commitment

As part of the Board succession planning and refreshment process, the Corporate Governance and Nominating Committee, together with the Board, has made the following changes to the Board and its committees during the last five years: (i) in February 2026, the Board changed committee assignments for Mr. Junquera, resulting in his appointment to the Compensation Committee and exit from the Nominating and Corporate Governance Committee, effective April 28, 2026; (ii) in February 2026, the Board also changed committee assignments for Mr. Polak, resulting in his appointment to the Nominating and Corporate Governance Committee and exit from the Information
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Technology Committee, effective April 28, 2026; (iii) in 2023, the Board appointed Ms. Gambale as an independent director, given her substantial experience in leadership roles, IT and FinTech, together with her service on several boards; and (iv) in 2021, the Board appointed Ms. Barrett as an independent director, due to her experience in leadership roles, strategy and enterprise risk management, coupled with her service on several boards. These appointments addressed the Board’s desire to refresh committee membership and add directors with IT, FinTech and risk management skills for our current and long-term business and succession planning needs.

The Nominating and Corporate Governance Committee, along with the Board, evaluates recommendations for director nominees submitted by directors, management, professional search firms, or stockholders in accordance with the Board’s established criteria. In assessing candidates recommended by stockholders, the Nominating and Corporate Governance Committee applies consistent criteria, as discussed above, and gives appropriate consideration to such candidates in accordance with the Bylaws. The Board remains committed to identifying opportunities to enhance its composition by considering appropriate candidates. Additionally, the Nominating and Corporate Governance Committee may engage professional search firms to assist in evaluating director nominees when deemed necessary.

Directors’ Questionnaires

All director nominees must complete a form of directors’ questionnaire to determine, among other things, their independence, financial literacy, risk management experience, beneficial ownership interest of the Company’s outstanding common stock, and any possible conflict of interest in relation to the Company or its business, as part of the nominating process. For further discussion of our directors’ questionnaire, please refer to the “Board and Committee Evaluation” section of this Proxy Statement.

Board Vacancies

In accordance with our Certificate of Incorporation and Bylaws, the election of directors need not be by written ballot. If there are any vacancies on our Board, then our entire Board has the right to nominate the individuals to fill such vacancies, subject to applicable law. For more information on our directors’ qualifications, please see our Corporate Governance Guidelines available on our website at https://ir.evertecinc.com/govdocs. Our Corporate Governance Guidelines are not incorporated by reference to this Proxy Statement.

| Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to provide independent oversight of management. The Board believes that, given the dynamic and competitive environment in which we operate, the optimal board leadership structure may vary as circumstances warrant.

In consideration of the above, the Board has determined that it is in the best interests of the Company and its stockholders to maintain the roles of CEO and Board Chairman separate. Our Board believes that our current structure, with an independent Chairman who is well-versed in the needs of our complex business and has robust, well-defined governance duties, gives our Board a strong independent leadership and is the corporate governance structure that best serves the needs of Evertec and its stockholders. We believe this leadership structure also permits the Board to have a healthy dynamic that enables its members to function to the best of their abilities, individually and collectively as a unit. The Board has the ability to change its structure should it deem appropriate and in the best interests of the Company and its stockholders. The Board expects to continue to evaluate its leadership structure on an ongoing basis and may make changes, as appropriate.

Board and committee processes and procedures, including regular executive sessions of non-employee directors and a regular review of the Company’s and our executive officers’ performance, provide substantial independent oversight of our management’s performance. Our Board believes its current leadership structure is appropriate because it effectively allocates authority, responsibility, and oversight between management and the independent members of our Board. In the event a non-independent director serves as Chairperson of the Board, as per the Company’s Corporate Governance Guidelines, the Board will appoint a lead independent director to serve as the liaison between the Chairperson and the independent and non-employee directors. For more information about our Corporate Governance Guidelines, please visit our website at https://ir.evertecinc.com/govdocs.
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| Executive Sessions

The non-employee members of the Board meet in regularly scheduled executive sessions. Mr. D’Angelo, as independent Chairman of the Board, presides over the regularly scheduled executive sessions at which he is present.

| Chairman Duties

As independent Chairman of the Board, Mr. D’Angelo leads the activities of the Board. As part of his duties and responsibilities, Mr. D’Angelo is charged with, among other matters: (i) convening and presiding over all Board meetings, (ii) setting the agenda for the Board, in conjunction with the CEO and the Secretary of the Board, (iii) advising the CEO on Company strategy, and (iv) acting as liaison between non-employee directors and management of the Company.

| Director Compensation

Our Director Compensation Policy is designed to attract, retain and compensate skilled and experienced directors to serve on the Board and align their interests with the long-term interests of our stockholders. The Compensation Committee reviews and considers information from FW Cook, its independent compensation consultant, regarding the type and amounts of compensation paid to directors at peer companies. Informed by this review, the Compensation Committee makes recommendations to the Board for policy changes, if needed. The elements of our Director Compensation Policy are described in greater detail below:

Annual Retainers	Chair		Member
Board Retainer: Cash + Equity Compensation	$355,000	(1)	$255,000	(2)
Committee Retainers (in addition to Board compensation): Cash Compensation Only
Audit Committee	$25,000		$12,500
Compensation Committee	$24,000		$10,000
Nominating and Corporate Governance Committee	$21,000		$7,000
Information Technology Committee	$24,000		$10,000

(1)Includes $132,500 paid in cash and $222,500 paid in equity, which represents approximately 37% and 63% of the total Board chair retainer, respectively.
(2)Includes $82,500 paid in cash and $172,500 paid in equity, which represents approximately 32% and 68% of the total Board member retainer, respectively.

Only non-employee directors who qualify as independent directors are eligible to receive compensation for their services. Pursuant to our Director Compensation Policy, each independent director may elect to receive all or a portion of his or her Board cash retainer as equity compensation. Furthermore, independent directors are paid a per-meeting cash fee of $1,500 if the number of meetings in a service year (i.e., as measured from one annual meeting of stockholders to the next) exceeds the established threshold number of meetings as set forth in the table below; in each case (i) per service year and (ii) regardless of whether the meetings are in person or via teleconference. During 2025, the Company did not pay any per-meeting fees.

Board and Committee	Threshold Number of Meetings
Board	14
Audit Committee	14
Compensation Committee	10
Nominating and Corporate Governance Committee	8
Information Technology Committee	8

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In accordance with the above compensation structure, on May 22, 2025, the Company granted RSUs to the non-employee independent directors, with vesting occurring on May 31, 2026. If a non-employee independent director is appointed to the Board other than as a result of an election or reelection at the Company’s annual meeting of stockholders, his or her RSU award will be made as soon as practicable following such appointment. Other restrictions may apply; for more details, please refer to the “Stock Ownership Guidelines” section under the “Compensation Discussion and Analysis” of this Proxy Statement. The following table shows the compensation earned by our non-employee directors for their services in 2025:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Total ($)
Frank G. D’Angelo	159,000	197,500	356,500
Kelly Barrett	101,000	152,500	253,500
Olga Botero	117,500	152,500	270,000
Virginia Gambale	103,500	152,500	256,000
Jorge A. Junquera	102,000	152,500	254,500
Iván Pagán	103,500	152,500	256,000
Aldo J. Polak	101,000	152,500	253,500
Alan H. Schumacher	114,500	152,500	267,000
Brian J. Smith(3)	31,000	235,000	266,000
(1)Represents the annual retainer amounts earned during 2025 pursuant to the Director Compensation Policy.
(2)RSU awards granted to our non-employee directors in 2025 had a grant date fair value of $37.07 per share. For further discussion about share-based compensation, refer to Note 20 of the Audited Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended on December 31, 2025. The RSUs awards granted to our non-employee directors in 2025 (which were the only outstanding awards held by our non-employee directors) remained outstanding as of December 31, 2025, as follows:

Name	RSUs (#)
Frank G. D’Angelo	5,327
Kelly Barrett	4,113
Olga Botero	4,113
Virginia Gambale	4,113
Jorge A. Junquera	4,113
Iván Pagán	4,113
Aldo J. Polak	4,113
Alan H. Schumacher	4,113
Brian J. Smith(3)	6,339

(3)Mr. Smith elected to receive his entire Board cash retainer as equity compensation, while his committee retainers were paid in cash.

| Director Attendance Matters

The Board’s functions and responsibilities are governed by the Certificate of Incorporation, the Bylaws, the charters of the Board’s standing committees, the Corporate Governance Guidelines and Puerto Rico law. As required by our Bylaws, the Board meets as soon as practicable after the Company’s annual meeting of stockholders. The Board met 9 times during 2025. None of our directors then serving attended less than 92% of their Board and respective committee meetings.

The Company does not have a formal policy with regards to Board member attendance at the Company’s annual meetings of stockholders. However, all directors are encouraged to attend each annual meeting of stockholders to provide our stockholders with an opportunity to communicate with directors about issues affecting the Company. Last year, all of our directors then serving, each of which stood for re-election at the Company’s 2025 annual meeting of stockholders, attended the meeting.

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| Board and Committee Evaluations

All of our directors must annually complete a series of director questionnaires, where each director provides information that helps the Board verify and determine, among other things, the directors’ experience, background, skills, independence, financial literacy, risk management experience, beneficial ownership interest of the Company’s outstanding common stock, and any possible conflict of interest in relation to the Company or its business. Each director is also required to annually submit an individual self-assessment which helps assess and take steps to improve the Board’s and each of its committees’ effectiveness. The self-assessments contain a series of statements that are designed to obtain the director’s opinions and comments regarding his or her individual performance and the performance of the Board as a whole and the committee(s) on which he or she serves. To ensure confidentiality during this process, the self-assessments are completed and submitted on an anonymous basis. Each year, the results of the directors’ and officers’ annual questionnaires and self-assessments are discussed in the Nominating and Corporate Governance Committee and presented to the Board to discuss any themes or issues identified.

| Indemnification of Directors and Officers

The Certificate of Incorporation and Bylaws generally eliminate the personal liability of each of our directors for breaches of fiduciary duty as a director and indemnify directors and officers as described herein. Our Certificate of Incorporation and Bylaws limit the liability of our directors to the maximum extent permitted by Puerto Rico law. However, if Puerto Rico law is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of our directors will be limited or eliminated to the fullest extent permitted by Puerto Rico law, as so amended. Our Certificate of Incorporation and Bylaws provide that we will, from time to time, to the fullest extent permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding arising out of their status as an officer or director or their activities in these capacities. We will also indemnify any person who, at our request, is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and is involved in a suit or proceeding arising out of such position. We may, by action of our Board, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers. The right to be indemnified includes the right of an officer or a director to be paid expenses, including, without limitation, attorneys’ fees, in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking (from the relevant officer or director) to repay such expenses if it is determined that such officer or director is not entitled to be indemnified.

Our Board may take certain actions it deems necessary to carry out these indemnification provisions, including purchasing insurance policies. Neither the amendment nor the repeal of these indemnification provisions, nor the adoption of any provision of our Certificate of Incorporation and Bylaws inconsistent with these indemnification provisions, will eliminate, reduce or adversely affect any rights to indemnification relating to such person’s status or any activities prior to such amendment, repeal or adoption. Our Bylaws provide that we may maintain insurance covering certain liabilities of our officers, directors, employees, and agents, whether or not we would have the power to indemnify them against such liabilities under Puerto Rico's General Corporations Act. We maintain a directors’ and officers’ liability insurance policy (the “D&O Liability Insurance”) for the protection of our directors and certain of our officers.

We have entered into our standard indemnification agreement with each of our directors in connection with his or her appointment to the Board. These indemnification agreements will require us to, among other things, indemnify our directors against liabilities that may arise by reason of their status or service as directors. We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors and officers. These indemnification agreements also require us to advance any expenses incurred by the directors because of any proceeding against them as to which they could be indemnified and to use reasonable efforts to cause our directors to be covered by our D&O Liability Insurance policy. A director is not entitled to indemnification by us under such agreements if (i) the director did not act in good faith and in a manner he or she deemed to be reasonable and consistent with, and not opposed to, our best interests or (ii) with respect to any criminal action or proceeding, the director had reasonable cause to believe his or her conduct was unlawful.

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| Risk Oversight

Enterprise Risk Management Policy

The Company has adopted an Enterprise Risk Management Policy (the “ERM Policy”) that provides a framework for identifying, assessing, and monitoring risks across the organization. The ERM Policy is intended to integrate risk management into the Company’s business operations and support the development and maintenance of comprehensive internal controls and assurance processes aligned with key risks. Through its enterprise risk management processes, the Company seeks to support compliance with applicable regulatory and industry standards and to protect the Company’s business, reputation, and long‑term value.

Board Oversight

The Board oversees the Company’s risk management processes through its direct involvement in significant decision‑making matters and through the oversight of management, including at the committee level. The Board and its committees oversee risks related to the Company’s overall strategy, including product development, go‑to‑market and sales initiatives, executive officer succession, business continuity, crisis preparedness, cybersecurity, regulatory framework and reputational risk. Under the supervision of the Audit Committee, the Company maintains procedures for the confidential and anonymous submission of employee concerns or complaints, which are intended to facilitate the reporting of potential issues to senior management and the Audit Committee.

Management Operating Committee

The Management Operating Committee (the “MOC”), comprised of members of senior management, assists the Audit Committee in carrying out its risk oversight responsibilities. The MOC oversees the delegation of risk management responsibilities through the Company’s Risk Officer, risk owners, and risk working groups. These groups are responsible for defining the Company’s risk appetite through established limits and tolerances and for implementing processes to identify, assess, and monitor risks. The ERM Policy provides for regular reporting to support documentation of the Company’s risk management activities, with the Risk Officer responsible for reporting risk summaries to the Audit Committee. Senior management also reports on the Company’s risk profile to the Board as appropriate. The Company believes that this structure supports effective oversight of the Company’s risk management processes.

| Cybersecurity

The Board considers cybersecurity risk as part of its risk oversight function and has delegated to the Information Technology Committee oversight of cybersecurity and other technological risks, which include, among other things: (i) oversight of IT and cybersecurity related risks with regard to the Company’s IT platforms and investments; (ii) advising and making recommendations to the Board regarding the state of the Company’s cybersecurity preparedness, including review of the threat landscape facing the Company; and (iii) monitoring and evaluating the effectiveness of IT security and cybersecurity protocols within the Company, including disaster recovery capabilities. Additionally, the Company has a Chief Information Security Officer (“CISO”), who is responsible for establishing and maintaining the enterprise vision, strategy, and programs that protect our information assets. The CISO reports directly to our Chief Legal and Administrative Officer. The Chief Legal and Administrative Officer, CISO, and the information security staff periodically update the Information Technology Committee on the state of the Company’s cybersecurity program particularly with regards to key risk indicators, security incidents, security assessment results, and remediation and improvement plans. The Audit Committee also receives periodic updates from the Director of Internal Audit on cybersecurity audits. The Information Technology Committee and Board review the Company’s Information Security Policy on an annual basis, and Information Security Program as needed, including relevant policies, controls, activities, and priorities designed to promote the resilience of the Company’s infrastructure and operations.

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| Procedures for Communications With the Board

Stockholders and any interested party may communicate directly with the Board. All communications should be directed to our Secretary of the Board at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board or for non-employee directors. If no director is specified, the communication will be forwarded to the entire Board. Communications to the Board should be sent to: Evertec, Inc., Board of Directors, care of the Secretary of the Board, Road 176, Kilometer 1.3, San Juan, Puerto Rico 00926. This process is also described in our website at https://ir.evertecinc.com/BoardofDirectors. Our website is not incorporated by reference into this Proxy Statement.

| Management Succession Planning

The Company has a comprehensive management succession plan for NEOs, senior management, and key positions. The Compensation Committee develops and reviews this succession plan annually, incorporating both long-term and emergency components, and recommends it to the Board for approval. This plan is designed to provide leadership continuity and stability, with the Board and CEO committed to building a pipeline of leaders ready to assume key roles.

The Company’s Executive Development Program, created with input from the Board and the Compensation Committee, identifies development areas for each NEO based on attributes identified by the Board for potential successors and creates development plans to address these areas over time. This program incorporates coaching, assessments, mentorship, and team sessions. The Board and CEO support this program to develop a capable leadership team for the Company’s future success. To familiarize the Board with Evertec’s talent pool, the Company employs several practices, both formal and informal. The formal process includes an annual succession plan review, where the Board examines senior management members. The Board reviews each individual’s experience, skills, areas of expertise, accomplishments, and goals. Additionally, senior management periodically presents to the Board at meetings and strategy sessions. These presentations are given by senior managers of various business units as well as those in corporate functions. The aim of the formal review and other interactions is to ensure that Board members are aware of the talent pool within and outside Evertec, enabling them to select successors to the CEO and evaluate succession for other senior managers as needed.

| Code of Ethics

Evertec’s ethical principles of integrity, honesty and good faith provide the foundation for our ethical business practices and standards. We have adopted a Code of Ethics that applies to all our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, and persons performing similar functions. The purpose of this Code of Ethics is to promote honest and ethical conduct and compliance with the law, while serving as a guide on our vision, mission and values. Evertec is committed to the prevention of corruption and bribery in accordance with the laws and regulations in the jurisdictions where we operate. Each year our directors, officers and employees receive the Code of Ethics and agree to comply with its provisions, including compliance with our Anti-Corruption Policy and related procedures. Officers and Employees are also required to participate in annual trainings regarding anti-corruption and anti-bribery, among other regulatory trainings. We also protect the confidentiality of non-public information about our Company, customers, suppliers and other third parties, and have security controls in place to prevent the unauthorized disclosure of such information. Our employees sign a confidentiality agreement with Evertec which is confirmed on an annual basis. We intend to include on our website any amendments to, or waivers from, a provision of the Code of Ethics that applies to our principal executive officer, principal financial officer, accounting officer, or controller, or persons performing similar functions and that relates to any element of the “code of ethics,” as defined by the SEC. We granted no waivers to our Code of Ethics in fiscal year 2025. Our Code of Ethics is published on our website at https://ir.evertecinc.com/govdocs. Our Code of Ethics is not incorporated by reference into this Proxy Statement.

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| Our Vision, Mission and Values

Our vision, mission and values are embedded in our corporate culture and in the way we manage our relationships with employees, clients, vendors and service providers. Thus, they are an integral part of our ethical business practices and standards. Our Company’s core values are the following:

In support of our corporate responsibility objectives and consistent with our values, we continued to invest in initiatives designed to create meaningful and sustainable impact. In 2025, we invested approximately $800,000 in the following initiatives under our corporate responsibility program during 2025: donations to cultural, environmental, art and socially-driven non-profit organizations, scholarships for undergraduate and graduate students in Puerto Rico and Latin America, and donations to approved organizations under the Evertec Executive Fund Matching Program.

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Executive Compensation
Introduction to the Compensation Discussion and Analysis

Dear Fellow Stockholders:

As members of the Compensation Committee, we appreciate the opportunity to reaffirm our commitment to maintaining a compensation program that supports our talent strategy, rewards strong performance, and aligns with the priorities of our stockholders. We are pleased that the 2025 Say‑on‑Pay vote results reflected a significant improvement, with approval increasing to 97%, compared to 62% in 2024.We believe this outcome is due to the deliberate steps we took to strengthen our pay‑for‑performance alignment and respond to stockholder feedback.

In addition, as part of our commitment to maintain sound governance practices, we conduct an annual review of our compensation peer group to ensure its continued relevance and effectiveness. In December 2025, we reviewed our peer company list in collaboration with our independent compensation consultant FW Cook and made certain adjustments, including removing two peers due to M&A activity (i.e., Everi Holdings and Verint Systems), as further discussed in the CD&A under the “Competitive Compensation Practices” section. Following this review, the Compensation Committee determined that the remaining peers are appropriate and continue to be aligned with our Company’s size, industry characteristics, and competitive positioning.

Our compensation philosophy remains anchored in median pay positioning. As industry trends continue to evolve, we anticipate more adjustments to our peer group composition in the foreseeable future to preserve its relevance and utility as a benchmarking tool.

We encourage you to review the following CD&A, which includes additional detail about our stockholder engagement effort, considerations related to the 2025 executive compensation program and its outcomes.

The Compensation Committee,

Frank G. D’Angelo (Chairperson)	Kelly Barrett	Aldo J. Polak	Brian J. Smith

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Compensation Discussion and Analysis

This CD&A reflects a discussion of our compensation objectives and philosophy, as well as the elements of our total NEO compensation packages. The Compensation Committee may conduct further review of the executive compensation philosophy and objectives from time to time and reserves the right to make changes to the executive compensation practices as it considers appropriate.

| NEOs

Morgan M. Schuessler, Jr.	Joaquín A. Castrillo	Karla Cruz Jusino	Diego Viglianco	Paola Pérez	Luis A. Rodríguez

President and CEO	Senior Executive Vice President and Chief Operating Officer	Executive Vice President and Chief Financial Officer & Treasurer	Executive Vice President and Chief Information Officer	Executive Vice President and Group Head of Puerto Rico	Executive Vice President, Chief Legal and Administrative Officer and Secretary of the Board

| Leadership Transition

In November 2025, Ms. Cruz Jusino, Mr. Castrillo and Mr. Viglianco, respectively, transitioned into the following roles: (i) Executive Vice President, Chief Financial Officer and Treasurer; (ii) Senior Executive Vice President & Chief Operating Officer; and (iii) Executive Vice President and Chief Information Officer. Ms. Cruz Jusino previously served as Senior Vice President, Chief Accounting Officer and Assistant Treasurer from April 2024 to October 2025. Mr. Castrillo previously served as Evertec’s Executive Vice President, Chief Financial Officer & Treasurer from October 2018 to October 2025. Mr. Viglianco previously served as Executive Vice President and Chief Operating Officer from June 2021 through October 2025.

As a result of these leadership transitions, the Company's role of Chief Financial Officer was held by two executives at different points in 2025. Accordingly, both Mr. Castrillo and Ms. Cruz Jusino are included in the Company’s list of NEOs for 2025. The table below sets forth a list of our NEOs for 2025, who were all employed by Evertec Group and also served in similar functions for the Company during fiscal year 2025.

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| Performance Highlights

We displayed strong commitments to our communities, clients, employees, and stockholders during 2025 and completed one strategic acquisition during the year. In October 2025, the Company acquired 75% of the share capital of Tecnobank, a leading fintech vendor in Brazil’s digital vehicle financing contract registration sector. This acquisition marks a significant strategic step that reinforces Evertec's position, among others, as a software platform provider in Brazil, while contributing to our expansion efforts within the Latin America region, and adding a new product offering in this important market. Some of the financial highlights for the fiscal year 2025 include:

Amounts in millions have been rounded. For more information on the Company’s financial performance in 2025, please refer to our Annual Report on Form 10-K for the fiscal year ended on December 31, 2025. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures to our results, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended on December 31, 2025.

| Executive Compensation Highlights

Our compensation program for NEOs consists of the following core elements:

The charts below set forth the target compensation mix for the CEO and the average target compensation mix for our other NEOs during 2025. For purposes of these charts, “base salary” includes base salary and applicable statutory Christmas bonus, as such amounts are disclosed for each of our NEOs in this “Compensation Discussion and Analysis” section.
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| Compensation Philosophy and Objectives

The philosophy embedded in our compensation program is to:

•support an environment that rewards performance against clearly defined and rigorous goals;
•provide fair salary, benefits and incentive compensation in order to foster stability at the management level and support our short- and long-term success;
•align the interests of executives with the long-term interests of stockholders through equity-based awards; and
•develop incentives to achieve high levels of performance without encouraging excessive risk-taking.

Our executive compensation strategy is designed to:

•attract and retain highly qualified executives;
•provide executives with compensation that is competitive within the industry in which we operate;
•establish compensation packages that take into consideration the executive’s role, qualifications, experience, responsibilities, leadership potential, creativity, individual goals and performance; and
•align executive compensation with the Company’s financial performance and achievement of business objectives.

The Compensation Committee is responsible for establishing, implementing and continually monitoring adherence with our general compensation philosophy and objectives. As part of its duties and responsibilities, the Compensation Committee determines our CEO’s compensation, approves the compensation of our other executive officers and directors, and administers our equity-based compensation plans, in which our NEOs may participate. The Compensation Committee is also tasked with approving the performance targets set for our executives, which they carefully evaluate annually. These targets are designed to be ambitious, requiring top-tier performance in order to achieve the maximum payout. The goals include financial metrics, measured on a constant currency basis, such as revenue, Adjusted Net Income, and for our long-term incentive awards Adjusted EBITDA and total stockholder return (TSR). When making its evaluation of performance pay decisions, the Compensation Committee reviews performance on a constant currency basis to better assess underlying organic performance, enhance comparability across periods, and focus on results that are primarily within management’s control. The Compensation Committee ensures that these targets are not only aligned with the Company’s business strategy but are also rigorous enough
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to challenge executives to exceed prior year results and aim to position the Company as an industry leader. Only by achieving exceptional results can our executives realize the maximum payout.

The Compensation Committee is charged with overseeing the risk assessment of the compensation arrangements applicable to our executives and other employees and reviewing and considering the relationship between risk management policies and practices and compensation. The Compensation Committee meets as often as necessary, but at least once annually. In 2025, the Compensation Committee met three times. While ultimate responsibility for compensation recommendations rests with the Compensation Committee, it has the authority to hire a compensation consultant to assist it in fulfilling its duties. The Compensation Committee has engaged FW Cook to advise it on the fulfillment of its duties. The Compensation Committee’s intent is to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive. The Company’s compensation philosophy is to target the market median. Compensation for our NEOs has been designed to provide rewards commensurate with each NEO’s contribution.

| Stockholder Engagement

Our annual Say-on-Pay vote is one of the most important opportunities to receive feedback from our investors on our executive pay policies and practices. At our 2025 Annual Meeting, the Say-on-Pay proposal received 97% support.

The Compensation Committee and Board are grateful for the support following a comprehensive outreach program to stockholders during 2024. We believe that because of these efforts the 2025 Say-on-Pay vote increased significantly from the prior year. In light of the lower level of support in 2024, the Compensation Committee and the Board initiated a comprehensive outreach to our stockholders to better understand their perspectives and determine what actions could be taken to address their concerns. We met with stockholders representing over 60% of our outstanding stock and discussed our executive compensation programs, as well as topics related to Board composition and governance practices. Stockholders also shared their areas of focus and provided feedback on proxy disclosure enhancements. In response, we took actions and provided enhanced proxy disclosure as described in the following table:
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What We Heard	How We Responded

Stockholders generally expressed satisfaction with our compensation program design, which has driven their high support for our Say-on-Pay historically and did not raise any concerns with the composition of our peer group.	We are committed to ensuring that we protect the best interests of all our stockholders and will continue to engage our stockholders for direct feedback. Our peer group will continue to evolve given the scarcity of direct competitors in the FinTech space and increased level of M&A activity.
Stockholders expressed concerns regarding the CEO’s 2023 one-time special award, particularly its time-vesting nature. They noted that the established compensation program should account for any risks or considerations without the need for one-off awards.
No special awards were made since 2023 and none are anticipated in the foreseeable future. The Compensation Committee is committed to not making additional special awards to our President and CEO for the duration of the existing retention award and only considering special awards under extraordinary circumstances. Additionally, we will include performance measures on any potential future grant where appropriate.

Stockholders recommended expanding discussion on goal rigor and the process in which goals are established.	We included disclosure of goal rigor and discussion of our performance metrics and results in this year’s CD&A. Please see the “Elements of Compensation—Annual Cash Incentive” section.
Stockholders recommended expansion of succession planning disclosures.
Succession planning and leadership development are critical aspects of our human capital management. Please see our disclosure of how the Compensation Committee oversees succession planning for the CEO and senior management in the “Management Succession Planning” section.

Stockholders recommended enhanced disclosure around Board-related processes, including Board composition, director skills matrix, and Board refreshment.
We included disclosures around Board composition and refreshment and how we think about the necessary skills of our directors as we seek expertise that will help us navigate the challenges ahead. Please see the “Director Qualifications—Board Refreshment” section.

As stockholder feedback plays a pivotal role in our success, the Board and Compensation Committee value these discussions and actively encourage stockholders to share their input on our executive compensation practices. Stockholders can find information on how to provide feedback on our executive compensation practices under the “Procedures for Communications with the Board” section.

Our Commitment to Best Practices

What We Do	What We Don’t Do

✓ Benchmark against our peer group	✗ No excise tax gross-ups
✓ Conduct an annual Say-on-Pay vote	✗ No hedging or pledging of our securities
✓ Retain an independent compensation consultant	✗ No excessive perquisites or personal benefits
✓ Tie pay to financial and share price performance	✗ No special executive retirement plans
✓ Multi-year vesting requirements for equity awards	✗ No guaranteed bonuses
✓ Performance-based equity awards
✓ Comprehensive Clawback Policy
✓ Robust succession planning
✓ Stock ownership minimum guidelines applicable to our directors, executives and senior vice presidents
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| Role of Executive Officers in Compensation Decisions

Every year our CEO defines and recommends to the Compensation Committee the corporate and individual objectives for each of our other NEOs. The Compensation Committee has the authority to modify these objectives as it deems necessary and approve the final incentive opportunity which will be communicated by the CEO to such NEOs.

To effectively monitor progress and performance, these objectives are tracked using a combination of quantitative and qualitative key performance indicators (KPIs). By utilizing both types of KPIs, the Committee can gain a comprehensive understanding of how well strategic goals are being met and make informed decisions to drive continuous improvement and achieve long-term success.

Our CEO reviews the performance of each of our other NEOs annually and formulates recommendations based on these reviews, including recommendations with respect to salary adjustments, annual incentive award targets and actual payout amounts. These recommendations are presented to the Compensation Committee, which has the discretion to modify any recommended adjustments or awards to executives, including our NEOs. The Compensation Committee annually reviews the performance of our CEO during an executive session of the Compensation Committee. Although the CEO is present to discuss recommendations pertaining to each of our other NEOs, our CEO is not permitted to attend those portions of meetings during which the CEO’s performance and/or compensation is discussed, unless specifically invited by the Compensation Committee. The Compensation Committee has final approval over all compensation decisions, including, but not limited to base salary, cash, and equity awards for all our NEOs.

| Outside Advisors

The Compensation Committee uses FW Cook to assist in its review of our entire executive and director compensation program. In February 2026, the Compensation Committee assessed the independence of FW Cook and whether its work raised any conflict of interest, taking into consideration the independence factors set forth in applicable SEC and NYSE rules, and determined that FW Cook was independent and its work raised no conflict of interest. Aside from its work for the Compensation Committee, FW Cook does no other work for the Company.

| Competitive Compensation Practices

As part of the Company’s comprehensive review of its compensation programs and practices, the Compensation Committee, with input from FW Cook, annually reviews and approves an executive compensation peer group to assist in evaluating the competitiveness of NEO compensation in terms of both dollar opportunity and compensation structure and design. Evertec’s industry continues to experience consolidation, the result of which has been a historical scarcity of peer replacements of appropriate size and business focus. In an effort to widen the scope of potential comparable companies for consideration, the Compensation Committee considers several factors such as:

•the extent to which the peer companies compete with Evertec in one or more lines of business for executive talent and for investors,
•the statistical reliability in terms of the total number of companies in the peer set,
•the comparability of revenues, market capitalization, total assets and number of employees, and
•a “peer of peer” analysis and "reverse peer" analysis.

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The Compensation Committee used the following compensation peer group to make its NEO compensation decisions in 2025:

Peer Group
ACI Worldwide	ExlService Holdings	nCino	Shift4 Payments
CSG Systems International	Green Dot Corp.	Payoneer Global	Verint Systems
Euronet Worldwide	International Money Express	Q2 Holdings	Verra Mobility
Everi Holdings	Jack Henry & Associates	Repay Holdings Corporation	WEX

The Company conducted its annual review of the peer group in December 2025 with the assistance of FW Cook. As a result of this review, two companies were removed due to M&A activity (i.e., Everi Holdings and Verint Systems). These changes, applicable to future pay decisions in 2026, were made to remove companies that had transitioned to private entities due to mergers and acquisitions. Our current peer group is the following:

Peer Group
ACI Worldwide	Green Dot Corp.	Payoneer Global	Verra Mobility
CSG Systems International	International Money Express	Q2 Holdings	WEX
Euronet Worldwide	Jack Henry & Associates	Repay Holdings Corporation
ExlService Holdings	nCino	Shift4 Payments

As previously discussed, Evertec’s compensation philosophy targets the market median for total compensation for salary and variable compensation, which the Compensation Committee views as appropriate given Evertec’s positioning relative to its peers based on market capitalization.

The Compensation Committee’s access to competitive benchmarking is a critical element to understanding the current environment for executive talent. Along with other factors, this information enables the Compensation Committee to make well-informed decisions on recruitment and retention of key executives. FW Cook last prepared a benchmark compensation study on behalf of the Compensation Committee for NEOs in February 2026 and for directors in July 2025. We expect the next compensation review for our directors to be conducted in July 2027.

| Elements of Compensation

The Compensation Committee believes the compensation packages provided to our executives, including our NEOs, should include both cash and equity-based incentives that reward performance against established business goals and that discourage management from taking unnecessary and/or excessive risks that may harm the Company. Our compensation program for our NEOs consists of the following core elements:
_______________________________________________________________________________________
Base Salary

We provide our NEOs and other employees with a base salary to compensate them for services rendered during the year. This fixed element of our compensation program is determined for each executive based on position and scope of responsibility. Annual base salary for our NEOs is subject to review and approval by the Compensation Committee. In reviewing base salaries, the Compensation Committee may consider, among other factors:

•changes in the executive’s individual responsibility,
•analysis of the executive’s compensation, both internally (i.e., relative to other Company officers) and externally (i.e., relative to similarly situated executives at peer companies), and
•individual executive performance.

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Having considered these factors, and to ensure that our total compensation packages are competitive with those provided by our peer companies and our competitors for top executive talent, and after consultation with FW Cook, the Compensation Committee approved the following base salaries for our NEOs:

NEOs	2025 Base Salary ($)(1)	2024 Base Salary ($)(2)	Percent Change (%)
Morgan M. Schuessler, Jr.	856,960	856,960	—
Karla Cruz Jusino*	360,000	—	—
Joaquín A. Castrillo**	500,000	463,500	8
Diego Viglianco	477,405	463,500	3
Paola Pérez	417,338	405,183	3
Luis A. Rodríguez	417,338	405,183	3
*Ms. Cruz was promoted to CFO on November 1, 2025 and was not a NEO during fiscal year 2024.
**Mr. Castrillo was promoted to Senior Executive Vice President & Chief Operating Officer on November 1, 2025.

(1)Base salaries as of December 31, 2025.
(2)Base salaries as of December 31, 2024.

In February 2026, after consultation with FW Cook, the Compensation Committee approved base salary increases for our NEOs, to be effective on July 1, 2026, as follows: 3% for Ms. Pérez and Messrs. Viglianco and Rodríguez and 15% for Ms. Cruz Jusino to place her closer to the median competitive base salary range of our peers. Messrs. Schuessler's and Castrillo's base salary remained unchanged.
____________________________________________________________________________________

Annual Cash Incentive

The annual cash incentive is based on a mix between corporate performance, business segment metric (as applicable) and individual performance elements. The incentive opportunity is designed to motivate our NEOs to deliver strong annual financial results while advancing key initiatives. Our Compensation Committee places considerable weight on the achievement of well-defined quantitative factors as reflected in the corporate component of the Company’s annual cash incentive program, and aligns to our pay-for-performance compensation philosophy.

•CEO, COO and CFO: the corporate and individual objective components were established for Messrs. Schuessler and Castrillo and Ms. Cruz Jusino at 90% and 10% of the overall cash incentive targets, respectively.

•NEOs in charge of business segments: business segment metrics were established for Ms. Pérez at 60% and corporate and individual objective components were established at 20% and 20% of the overall cash incentive targets, respectively.

•NEOs with support functions to which the business segment metric is not applicable: the corporate and individual objective components were established for (a) Mr. Viglianco, at 60% and 40% and (b) Mr. Rodríguez, at 70% and 30%, of the overall cash incentive targets, respectively.

For 2026, the Compensation Committee approved a change in the cash incentive target mix for Messrs. Castrillo and Rodríguez. Mr. Castrillo's corporate, business segment, and individual objective components were established at 20%, 60% and 20%, respectively. Mr. Rodríguez’s corporate and individual objective components were established at 60% and 40%, respectively.

Corporate Performance

Under the corporate performance component of the 2025 annual cash incentive program, the Compensation Committee selected financial performance goals tied to “Adjusted Net Income” and “Revenue”. This structure aligns pay to the measures we believe best reflect the Company’s strategic
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objectives and incentivizes executives to achieve key financial objectives that drive stockholder value. For 2025, the Compensation Committee approved the following financial performance measures, weightings, threshold, target and maximum achievement levels (ranging from 50% payout of target at threshold to 150% payout of target at maximum with linear interpolation between the performance levels):

Metric ($ in 000's)	Weight	Threshold (95%)	Target (100%)	Maximum (110%)
Adjusted Net Income	60%	$209,734	$220,773	$242,850
Revenues(1)	40%	$849,111	$893,801	$983,181

(1)     Corporate performance metrics are established on a constant-currency basis and therefore exclude the impact of foreign currency exchange rate fluctuations. For purposes of corporate performance metrics, "constant currency" means results are calculated using consistent exchange rates to facilitate period-to-period comparability.

Set forth below is the Company’s actual performance achievement with respect to the 2025 annual cash incentive program financial performance measures for these two metrics and Corporate Performance Metric Payout Score, as approved by the Compensation Committee:

Metric	Performance (000's)	% Difference (Target)	Payment Score	Weighted Score
Adjusted Net Income	$228,906	3.68%	118.42%	71.05%
Revenues	$919,015	2.82%	114.10%	45.64%
CORPORATE PERFORMANCE METRIC PAYOUT SCORE:				116.69%

Corporate performance targets for 2025 were set higher than those for 2024, aiming for Adjusted Net Income growth of approximately 4% and 5% on a reported and constant currency basis, respectively, and revenue growth of approximately 6% on both a reported and constant currency basis. Actual performance resulted in Adjusted Net Income increase of approximately 9% and 12% on a reported and constant currency basis, respectively, compared to the previous year. Revenue was approximately 10% and 11% higher on a reported and constant currency basis, respectively, compared to the prior year. These results were primarily due to continued organic growth across all segments, the contributions from acquisitions executed during 2025 and 2024, the benefits from cost initiatives implemented by management, and the effective repricing of our debt.

Looking ahead to 2026, the Compensation Committee established performance goals that demand a higher level of performance than in 2025 and strong performance from the management team in order to achieve maximum payouts.

Business Metric

NEOs leading a Company segment or unit generating revenue are subject to business specific financial performance metrics based on revenue and Adjusted EBITDA. Actual results are compared to pre-established targets, which contribute to the overall corporate performance goals set forth above, with payouts based on the linear interpolation used for the corporate performance component. This design aligns each executive’s pay with their corresponding business performance, differentiating between those who met their plan and those who did not, irrespective of whether the corporate performance metric was achieved or surpassed.

Individual Performance

The Compensation Committee sets specific goals for the CEO under the individual performance component of the annual cash incentive program, focusing on strategic imperatives, executive development, and business expansion. The CEO sets individual goals for each NEO based on their respective areas, targeting strategic initiatives, operational efficiency, and customer satisfaction. NEOs are eligible for 0% or up to a maximum of 150% achievement of their individual goals, based on the assessment of their individual goals. If the corporate performance threshold is not met, no annual cash incentive is paid to NEOs, even if individual objectives were achieved. Each NEO’s objectives are evaluated by the CEO, and the CEO’s
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objectives are evaluated by the Compensation Committee. The overall assessment of all NEOs is also reviewed by the Compensation Committee. If the NEO's individual performance rating is "Below Minimum Acceptable Performance," such NEO will not receive any portion of the annual cash incentive, regardless of the corporate component or business metric results.

Modifiers

Several modifiers are considered as part of the annual cash bonus to ensure proper attention is given to important regulatory, compliance, and cultural matters within the organization. These modifiers ensure baseline compliance is achieved and serve as deductions to the cash incentive if a NEO does not meet minimum thresholds regarding internal audit open items, ERM open items, cultural objectives, and individual budget compliance. The design does not include positive modifiers.

The actual incentive payout for each of our NEOs for 2025 was as follows:

NEOs	Target Cash Incentive (%)	Corporate Performance (%)	Business Metric (%)	Individual Performance (%)	Target Cash Incentive ($)	Actual Cash Incentive Payout ($)(1)
Morgan M. Schuessler, Jr.	150	90	—	10	1,285,440	1,500,026
Karla Cruz Jusino	85	90	—	10	306,000	357,082
Joaquín A. Castrillo	100	90	—	10	500,000	583,468
Diego Viglianco	85	60	—	40	405,794	468,414
Paola Pérez	85	20	60	20	354,737	374,185
Luis A. Rodríguez	85	70	—	30	354,737	413,956
(1)     Actual cash incentive payout amount may include adjustments in connection with budget, enterprise risk action plans, audit plans, and cultural objectives. Actual cash incentive payout breakdown is as follows:

NEOs	Corporate ($)	Business ($)	Individual ($)
Morgan M. Schuessler, Jr.	1,350,024	—	150,003
Karla Cruz Jusino	321,374	—	35,708
Joaquín A. Castrillo	525,121	—	58,347
Diego Viglianco	284,122	—	189,414
Paola Pérez	82,791	208,602	82,791
Luis A. Rodríguez	289,769	—	124,187

Long-term Equity Incentives

Our Compensation Committee believes that a long-term incentive design tied to strong pay-for-performance principles is appropriate to ensure executive ownership and linkage to the long-term interests of Evertec’s stockholders. In 2025, both performance-based RSUs and time-based RSUs were granted for the dual purpose of serving as an incentive vehicle to help ensure that key employees’ compensation is linked to the Company’s overall performance in future years and as an important retention mechanism.

The Compensation Committee has established Adjusted EBITDA, measured on a constant currency basis, as the primary performance measure for performance-based equity awards while ensuring focus on TSR through the use of a performance modifier. Accordingly, performance-based RSUs earned based on Adjusted EBITDA performance (“performance-based RSUs”) are adjusted upwards or downwards (+/- 25%) based on the Company’s relative TSR at the end of the three-year performance period as compared to companies in the Russell 2000 Index. For more information, see “Relative TSR Multiplier” in the table under “Performance-based RSU Award Granted in February 2025” below. All unvested RSUs granted to NEOs have dividend equivalent rights, which entitle the RSU holders to the same value per share as our stockholders for dividends declared between the date of the grant and the settlement date of the RSUs. Such dividend equivalent rights are subject to the same terms and conditions as the corresponding
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unvested RSUs and are accumulated and paid only upon the vesting and settlement of the underlying RSUs.

To further align executive compensation with stockholder outcomes, the Board increased the relative impact of total shareholder return (“TSR”) on incentive payouts. For awards granted in 2026, the Compensation Committee approved a change in the Adjusted EBITDA performance modifier to be (+/‑35%) based on the Company’s relative TSR performance at the end of the applicable three‑year performance period.

RSU Distribution Mix

The long-term equity incentive grant approved by the Compensation Committee for our CEO and other NEOs in February 2025 had the following distribution mix between performance-based RSUs and time-based RSUs, except for Ms. Cruz Jusino as explained below.

In February 2025, prior to being appointed the Company's CFO, Ms. Cruz Jusino received a grant as a Senior Vice President of the Company which had an 80% and 20% distribution mix between time-based RSUs and performance-based RSUs, respectively.

2025 Equity Incentive Grant
Name	Long-Term Equity Incentive Total Award Value ($)	RSUs Granted
		Performance-Based (#)(1)	Time-Based (#)(2)	Total (#)
Morgan M. Schuessler, Jr.	6,800,000	100,798	63,738	164,536
Karla Cruz Jusino	275,000	1,254	5,891	7,145
Joaquín A. Castrillo	1,950,000	26,681	20,889	47,570
Diego Viglianco	1,950,000	26,681	20,889	47,570
Paola Pérez	1,300,000	17,787	13,926	31,713
Luis A. Rodríguez	1,300,000	17,787	13,926	31,713

(1)As of the grant date, February 28, 2025, the Monte Carlo simulation value was $43.85.
(2)As of the grant date, February 28, 2025, the closing price of our common stock was $37.34.

Performance-based RSU Award Granted in February 2025

The performance-based RSUs granted to NEOs on February 28, 2025, will vest on February 28, 2028. The actual number of performance-based RSUs granted was determined by dividing the award dollar value by a Monte Carlo simulation value that factors future stock prices for the Company and companies in the Russell 2000 Index. The Adjusted EBITDA performance measure was calculated for the one-year period
Evertec, Inc. 2026 Proxy Statement     36

commencing on January 1, 2025, and ended on December 31, 2025 (the “2025 Adjusted EBITDA”), relative to the goals set by the Compensation Committee for this same period. The performance-based RSUs are earned according to the table below, and are subject to a three-year service period before vesting measured from the date of the grant:

Performance Level*	2025 Adjusted EBITDA (amounts in millions)($)	Payout Percentage
Maximum	390.2	200%
Target	354.7	100%
Threshold	337.0	60%
Less Than Threshold	337.0	0

*Performance between levels is linearly interpolated.

The Company’s 2025 constant currency Adjusted EBITDA target of $354.7 million represents growth of 5% over the prior year and actual performance for purposes of determining share-based compensation was $365.0 million or growth of approximately 8% driven by higher growth in revenues, as discussed above. The 2025 performance-based awards yielded a payout of 129% of the target number of performance-based shares. The earned number of performance-based RSUs shall be modified by relative TSR performance, which will continue to be measured against the Russell 2000 Index over a three-year period from the grant date. The following table summarizes the relationship between the Company’s actual TSR performance versus TSR performance of the members of the Russell 2000 Index and the associated modifier for the performance achieved:

Performance Level*	Company Percentile Rank vs. Russell 2000 Index	Relative TSR Multiplier
Maximum	75th Percentile or Above	1.25
Target	50th Percentile	1.00
Threshold	35th Percentile or Below	0.75

*Performance between levels is linearly interpolated.

Time-based RSU Award Granted in February 2025

The time-based RSUs granted to NEOs on February 28, 2025, will vest in three substantially equal installments on February 28, 2026, 2027 and 2028, provided the NEO remains continuously employed with the Company through each vesting date, except as otherwise specified in the applicable award agreement. The number of time-based RSUs granted was determined by dividing the award dollar value by the closing price of our common stock on the grant date.

Payouts of Previously Granted Performance-based RSU Awards That Vested in 2025

In 2022, the Compensation Committee approved grants of performance-based awards to certain NEOs (the “2022 Performance-based RSU Awards”) with vesting on February 25, 2025, only to the extent that performance was achieved against certain pre-established goals as summarized in the table below:

Performance Level*	2022 Adjusted EBITDA (amounts in millions)($)	Payout Percentage
Maximum	302.8	200%
Target	275.3	100%
Threshold	267.0	60%
Less Than Threshold	267.0	0

*Performance between levels is linearly interpolated.

The Company’s Adjusted EBITDA for the one-year period that commenced on January 1, 2022, and ended on December 31, 2022, was $275.4 million; therefore, the performance level was met with a payout percentage of 100%. The award was further subject to the same relative TSR modifier and performance payout scale as described above. The TSR of the 2022 Performance-based RSU Awards was -21.47%,
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which ranked at the 44th percentile of the Russell 2000 Index, resulting in a 0.90 modifier to the 100% payout. Thus, the final earnout for the 2022 Performance-based RSU Awards at vesting was 90%.

Awards Granted in 2026

The core design of our 2026 long-term incentive awards remains aligned with previous years. In February 2026, the Compensation Committee approved a grant of time-based RSUs to the NEOs, vesting in three substantially equal installments on March 5, 2027, March 5, 2028 and March 5, 2029, provided that the NEO remains continuously employed with the Company through each vesting date, except as specified in the applicable award agreement. For the 2026 performance-based RSUs, the Compensation Committee continued to use a constant currency Adjusted EBITDA target with a TSR Modifier as the performance metric. The 2026 constant currency Adjusted EBITDA metric will be calculated for the one-year period from January 1, 2026 to December 31, 2026, relative to the goals set by the Compensation Committee. The Committee has again established a constant currency Adjusted EBITDA goal that is above 2025 and that will require strong performance from the management team in order to achieve maximum payouts, ultimately aiming to create stockholder value.

Performance-based RSUs are earned based on performance level targets and are also subject to a three-year service period, starting from the grant date, before vesting. For 2026, the Committee enhanced the modifier (+/-35%) to provide greater focus and accountability to relative TSR performance. Therefore, the number of earned performance-based RSUs will be adjusted (+/-35%) based on relative TSR performance, measured against the Russell 2000 Index over the three-year period following the grant date, as set forth in the following table:

Performance Level*	Company Percentile Rank vs. Russell 2000 Index	Relative TSR Multiplier
Maximum	75th Percentile or Above	1.35
Target	50th Percentile	1.00
Threshold	35th Percentile or Below	0.65

The February 2026 grant approved by the Compensation Committee for our CEO and other NEOs had the following distribution mix between performance-based RSUs and time-based RSUs:

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2026 Equity Incentive Grant
Name	Total Award Value ($)	RSUs Granted
		Performance-based (#)(1)	Time-based (#)(2)	Total (#)
Morgan M. Schuessler, Jr.	7,050,000	131,870	85,975	217,845
Karla Cruz Jusino	2,123,000	36,656	29,588	66,244
Joaquín A. Castrillo	2,120,000	36,604	29,547	66,151
Diego Viglianco	1,950,000	33,669	27,177	60,846
Paola Pérez	1,300,000	22,446	18,118	40,564
Luis A. Rodríguez	1,300,000	22,446	18,118	40,564

(1)As of the grant date, March 5, 2026, the Monte Carlo simulation value for all executives was $34.75.
(2)As of the grant date, March 5, 2026, the closing price of our common stock was $28.70.

Other Compensation

Christmas Bonus

In 2025, each of our NEOs received a Christmas bonus. Under Puerto Rico law, companies are required to pay employees who have worked more than 700 hours during a 12-month period (from October 1st of the prior year to September 30th of the year in which the Christmas bonus will be paid), an amount not less than $600 as a Christmas bonus, which must be paid on or before the 15th day of December of each year. Our 2025 practice was to pay a Christmas bonus to Puerto Rico employees based on a percentage of their base salary. Employees hired before October 29, 2012, received a Christmas bonus equivalent to approximately 4.17% of their base salary, while employees hired on or after this date received a Christmas bonus equivalent to 3.00% of their base salary.

Benefits and Perquisites

Our NEOs participate in the same benefit programs as the rest of our general employee population, which may include health insurance coverage, short- and long-term disability insurance, and life insurance, among other benefits. To attract, retain and motivate employees in key positions, we also provide limited perquisites to our NEOs to assist them in performing their duties and enhancing productivity. These perquisites, which represent a minor portion of our NEOs’ total compensation package, are reasonable, aligned with local practices, and consistent with our overall compensation philosophy.

The perquisites available to NEOs may include: (i) use of Company-owned automobiles, (ii) club membership fees, (iii) entertainment tickets and access to Company-sponsored events for NEOs and guests, (iv) corporate gifts valued under $200, (v) executive medical concierge services as part of the health insurance coverage, (vi) Company-matched donations made by NEOs to approved organizations under the Evertec Executive Fund Matching Program, (vii) executive leadership training programs, and (x) executive assistance for personal matters, representing no more than 15% of a NEO’s assistant’s time, with no incremental cost to the Company.

Additionally, all other Evertec Group employees, including our NEOs, were eligible to participate in the Evertec Group Savings and Investment Plan for 2025. This tax-qualified retirement savings plan, similar to a 401(k) plan, allowed Puerto Rico employees to contribute up to $15,000 on a pre-tax basis, an additional $1,500 in catch-up contributions (for employees aged 50 and above), and up to 10% of their total annual compensation on an after-tax basis. The Company matched 50% of employee contributions, up to 3% of base salary (subject to the $15,000 cap), excluding catch-up contributions, which were not eligible for matching. All Company matching contributions vest at a rate of 20% per year over a five-year period.

Evertec, Inc. 2026 Proxy Statement     39

| Compensation Risk Assessment

We believe our approach to establishing goals and objectives, setting targets with payouts at multiple performance levels, and evaluating performance results, helps mitigate excessive risk-taking that could harm the Company’s value or reward poor judgment by our executives. Several features of our programs reflect robust risk management practices. FW Cook has been instrumental in identifying potential risks within our compensation programs and assisted in implementing the following design features in the Company’s cash and equity incentive programs for executives, aimed at reducing the likelihood of excessive risk-taking:

•Balanced mix of incentives	Compensation includes a combination of cash and equity incentives, short-term (annual) and long-term incentives, and metrics based on both time and performance (e.g., revenue, earnings, and TSR).
•Capped payout levels	Annual cash incentive payouts for 2025 for NEOs are capped at 150% of the target.
Performance-based RSUs payouts granted in 2025 were capped at 250% of the target.
•Equity award vesting	Equity awards are subject to multi-year vesting periods to encourage long-term value creation.
•Compliance and ethical •considerations	Compliance and ethical behavior are integral factors considered in all performance assessments.
•Governance policies	Executive and senior officers are subject to the Company’s Stock Ownership Guidelines and Clawback Policy, which act as significant risk mitigators.
We believe that risks arising from our compensation policies and practices for all employees are not reasonably likely to have a material adverse effect on the Company.

| Stock Ownership Guidelines

The Stock Ownership Guidelines for directors, NEOs and certain other key employees of the Company (each, a “Designated Owner”), as adopted by our Compensation Committee, were established to align the financial interest of Designated Owners with those of the Company’s stockholders. The guidelines provide for ownership levels to be based on the fair market value of the Company’s common stock. Furthermore, the Compensation Committee believes that the investment community values stock ownership by the Company’s directors and NEOs and that common stock ownership demonstrates a commitment to and belief in the long-term profitability of the Company. Designated Owners are generally subject to the following ownership guidelines:

Designated Owner	Ownership Level
Non-Employee Independent Directors	5 times annual cash retainer
Chief Executive Officer	5 times annual base salary
Executive Vice Presidents	3 times annual base salary
Senior Vice Presidents	1 times annual base salary
The Designated Owner has five years to achieve his or her applicable ownership level. If the Designated Owner becomes subject to a greater ownership amount due to promotion or an increase in base salary or cash retainer in the case of non-employee independent directors, the Designated Owner is expected to meet the new ownership level required within the later of the remaining term of the original 5-year period or three years from the effective date of such promotion or salary or cash retainer increase. Pursuant to the guidelines, shares that count towards satisfaction of the Designated Owner’s applicable stock ownership requirement include shares owned directly, unvested time-based RSUs, and shares held in retirement plans attributable to the Designated Owner. Unearned performance-based RSUs are not counted towards satisfaction of the guidelines. Each of our independent directors and NEOs was in compliance with our Stock Ownership Guidelines as of the date of this Proxy Statement.

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| Equity Grant Practices

We do not time the granting of equity awards with any favorable or unfavorable news released by the Company. We do not take material nonpublic information into account when determining the timing and terms of equity awards or for the purpose of affecting the value of executive compensation. Proximity of any awards to an earnings announcement or other market events is coincidental. In the event material nonpublic information were to become known to the Compensation Committee before the grant of an equity award, the Compensation Committee would consider the information and use its business judgment to determine whether to delay the grant to avoid any appearance of impropriety.

| Clawback Policy

We have in place a Clawback Policy that intends to encourage sound financial reporting and increase individual accountability. The policy is administered by the Board, which may delegate its authority under the policy to the Compensation Committee, to the extent required by applicable rules.

The Clawback Policy applies to all short and long-term cash incentives and bonuses, stock options, equity and equity-based awards, including without limitation RSUs, and other incentive compensation (collectively, “Incentive Compensation,” as defined in the policy). All (i) officers (as defined by Section 16 of the Exchange Act), (ii) executive vice-presidents, and (iii) any other designated employee of the Company that the Board designates are considered “Covered Officers” under the policy (as defined therein). If a Triggering Event (as defined in the policy) occurs, which includes a requirement that we prepare an accounting restatement due to material noncompliance with any financial reporting requirement, the policy provides for the forfeiture or recoupment from the Covered Officer from any of the following sources in the Board’s discretion: prior Incentive Compensation payments, future Incentive Compensation payments, cancellation of outstanding equity award, future equity awards, and direct repayment. If a Triggering Event occurs with respect to a Covered Officer, the Board will seek to require the forfeiture or repayment of the pre-tax amount of the award, vesting or amount of any Incentive Compensation received by the Covered Officer, such amount to be equal to the difference between the compensation received and the amount that would have been received had it been calculated based on the accounting restatement, as applicable, within the three (3) years lookback period. The Board may from time to time request that a Covered Officer certify on a form acceptable to the Board that he or she has not engaged in conduct constituting a Triggering Event.

| Insider Trading Policy and Anti-Hedging and Anti-Pledging Prohibitions

Our Amended and Restated Insider Trading Policy (the “Insider Trading Policy”) governs the purchase, sale and other dispositions of the Company’s securities by officers, directors and employees of the Company and its subsidiaries. We believe the policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations. It is also our policy to comply with applicable insider trading laws and regulations with respect to transactions in our own securities. A copy of the Insider Trading Policy is attached as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Pursuant to our Insider Trading Policy, none of our directors, executives or employees may engage in speculative transactions in Evertec securities and other transactions that may otherwise give the appearance of impropriety, including pledging Evertec securities as margin or collateral for a loan. Speculative transactions include engaging in any transaction in which they profit from short-term movements (i.e., the sale of a stock that an investor does not own or a sale that is consummated by the delivery of a stock borrowed by, or for the account of, the investor), either increases or decreases, in the price of Evertec securities or the securities of any other company, such as a competitor or peer company, that may be economically-linked to Evertec. Furthermore, all directors, executives and employees are prohibited from purchasing financial instruments, including variable forward contracts, puts, calls, equity swaps, collars and exchange funds, designed to hedge or offset any decrease in market value of Evertec securities held by such director, executive or employee. Any exception only with respect to the prohibition of pledging Evertec securities as collateral for a loan (not including margin debt) must be pre-cleared by the Company prior to the execution of documents evidencing the proposed pledge, subject to the director, executive or employee clearly demonstrating the financial capacity to repay the loan without resort to the pledged securities.

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Compensation Committee Report

Our Compensation Committee has reviewed and discussed with management the following CD&A as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that this CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

THE COMPENSATION COMMITTEE Frank G. D’Angelo, Chairperson Kelly Barrett Aldo J. Polak Brian J. Smith
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| Summary Compensation Table

The following table summarizes the total compensation of each of our NEOs for services rendered during fiscal years ended 2025, 2024 and 2023, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Morgan M. Schuessler, Jr. President and CEO	2025	856,960	25,709	6,800,000	1,500,026	62,696	9,245,391
	2024	844,480	25,709	6,400,000	1,652,322	46,303	8,968,814
	2023	816,000	24,960	12,074,000	1,413,665	43,186	14,371,811
Karla Cruz Jusino* Executive Vice President, CFO and Treasurer	2025	266,635	7,650	275,000	357,082	10,617	916,984
	2024	—	—	—	—	—	—
	2023	—	—	—	—	—	—
Joaquín A. Castrillo Senior Executive Vice President and COO	2025	473,494	19,892	1,950,000	583,468	27,794	3,054,648
	2024	456,750	19,313	1,660,000	489,540	25,850	2,651,453
	2023	423,919	18,750	1,660,000	514,452	36,761	2,653,882
Diego Viglianco Executive Vice President and CIO	2025	470,452	14,322	1,950,000	468,414	5,333	2,908,521
	2024	456,750	13,905	1,660,000	506,421	5,279	2,642,355
	2023	422,500	13,500	1,660,000	482,462	7,616	2,586,078
Paola Pérez** Executive Vice President	2025	411,261	17,389	1,300,000	374,185	10,333	2,113,168
	2024	399,283	16,883	1,300,000	424,888	24,677	2,165,731
	2023	—	—	—	—	—	—
Luis A. Rodríguez Executive Vice President	2025	411,261	12,520	1,300,000	413,956	10,333	2,148,070
	2024	399,283	12,155	1,300,000	430,405	12,079	2,153,922
	2023	381,691	11,801	1,300,000	414,762	10,116	2,118,370

*Ms. Cruz Jusino was not a NEO during fiscal years 2023 and 2024.
**Ms. Pérez was not a NEO during fiscal year 2023.

(1)Consists of (i) the Christmas bonuses paid by the Company for the years 2023, 2024 and 2025.
(2)For 2023, includes a one-time special retention grant for Mr. Schuessler valued at $6,000,000. Aggregate grant date fair value for stock awards is computed in accordance with FASB ASC Topic 718. For a discussion of assumptions made in the valuation of awards, refer to Note 20 of the Audited Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The value of the performance-based awards for each NEO assuming the highest level of performance achieved was as follows, as of the grant date:

Name	Highest Level of Performance Achieved per Year by Each NEO
	Year 2025 ($)	Year 2024 ($)	Year 2023 ($)
Morgan M. Schuessler, Jr.	13,429,939	12,639,952	17,996,053
Karla Cruz Jusino*	357,409	—	—
Joaquín A. Castrillo	3,704,919	3,153,981	3,153,900
Diego Viglianco	3,704,919	3,153,981	3,153,900
Paola Pérez**	2,469,918	2,469,963	—
Luis A. Rodríguez	2,469,918	2,469,963	2,469,888

*Ms. Cruz Jusino was not a NEO during fiscal years 2023 and 2024.
**Ms. Pérez was not a NEO during fiscal year 2023.
(3)Amounts reported in this column reflect for each NEO the matching contribution amounts made as part of the Evertec Group Savings and Investment Plan, and the sum of the incremental cost to the Company of all perquisites and other personal benefits. All other compensation for 2025 is detailed below.

Name	Matching Contributions in Savings and Investment Plan ($)	Car ($)(a)	Club Membership ($)	Other Payments ($)(b)	Total ($)
Morgan M. Schuessler, Jr.	5,250	8,237	12,711	36,498	62,696
Karla Cruz Jusino	5,250	—	—	5,367	10,617
Joaquín A. Castrillo	5,250	6,000	12,711	3,833	27,794
Diego Viglianco	5,250	—	—	83	5,333
Paola Pérez	5,250	—	—	5,083	10,333
Luis A. Rodríguez	5,250	—	—	5,083	10,333

(a) Includes annual car-value straight-line depreciation as recognized in the Company’s financial statements, and car maintenance expenses.
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(b) We determined the incremental cost to us for these perquisites and personal benefits based on the actual costs or charges incurred. Includes medical concierge services, corporate gifts, entertainment tickets and tickets to Company-sponsored events, as well as travel expenses for the NEO’s spouse or guest. It also includes matching donations made on behalf of the NEO to approved organizations under the Evertec Executive Fund Matching Program. For Mr. Schuessler, other payments include (i) $26,288 for the cost of a guest’s ticket to a Company-sponsored event and (ii) $10,000 in matched donations.

| Grants of Plan-based Awards

The following table sets forth certain information for plan-based awards granted to each of our NEOs for the fiscal year ended December 31, 2025.

Name	Award Type	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)
				Threshold	Target	Maximum	Threshold	Target	Maximum
Morgan M. Schuessler, Jr.	Cash Incentive	—	02/19/25	642,720	1,285,440	1,928,160	—	—	—	—	—
	Time-based RSUs	02/28/25	02/19/25	—	—	—	—	—	—	63,738	2,380,000
	Performance-based RSUs	02/28/25	02/19/25	—	—	—	45,359	100,798	251,995	—	4,420,000
Karla Cruz Jusino	Cash Incentive	—	02/19/25	153,000	306,000	459,000	—	—	—	—	—
	Time-based RSUs	02/28/25	02/19/25	—	—	—	—	—	—	5,891	220,000
	Performance-based RSUs	02/28/25	02/19/25	—	—	—	564	1,254	3,135	—	55,000
Joaquín A. Castrillo	Cash Incentive	—	02/19/25	250,000	500,000	750,000	—	—	—	—	—
	Time-based RSUs	02/28/25	02/19/25	—	—	—	—	—	—	20,889	780,000
	Performance-based RSUs	02/28/25	02/19/25	—	—	—	12,006	26,681	66,703		1,170,000
Diego Viglianco	Cash Incentive	—	02/19/25	202,897	405,794	608,691	—	—	—	—	—
	Time-based RSUs	02/28/25	02/19/25	—	—	—	—	—	—	20,889	780,000
	Performance-based RSUs	02/28/25	02/19/25	—	—	—	12,006	26,681	66,703	—	1,170,000
Paola Pérez	Cash Incentive	—	02/19/25	177,369	354,737	532,106	—	—	—	—	—
	Time-based RSUs	02/28/25	02/19/25	—	—	—	—	—	—	13,926	520,000
	Performance-based RSUs	02/28/25	02/19/25	—	—	—	8,004	17,787	44,468	—	780,000
Luis A. Rodríguez	Cash Incentive	—	02/19/25	177,369	354,737	532,106	—	—	—	—	—
	Time-based RSUs	02/28/25	02/19/25	—	—	—	—	—	—	13,926	520,000
	Performance-based RSUs	02/28/25	02/19/25	—	—	—	8,004	17,787	44,468	—	780,000

(1)Reflects cash incentive opportunities under the Company’s annual cash incentive plan. The cash incentive opportunities are based on a corporate component, individual component and/or a business component, as applicable. The actual cash incentive payouts for 2025 are discussed in the “Elements of Compensation—Annual Cash Incentive” section of this CD&A.
(2)Reflects the performance-based RSUs granted under the 2025 annual equity awards which will vest on February 28, 2028.
(3)Reflects for all NEOs, time-based RSUs granted under the 2025 annual equity awards, which vest in three equal installments on February 28, 2026, February 28, 2027 and February 28, 2028 (in each case subject to continued employment through the vesting date).
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| Outstanding Equity Awards at Fiscal Year End

The table below sets forth the outstanding equity awards for our NEOs as of December 31, 2025. None of our NEOs had any outstanding option awards.

Name	Stock Awards
	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Morgan M. Schuessler, Jr.	279,712	8,136,822	299,772	8,720,367
Karla Cruz Jusino	14,593	424,510	1,254	36,479
Joaquín A. Castrillo	39,165	1,139,310	75,508	2,196,528
Diego Viglianco	39,165	1,139,310	75,508	2,196,528
Paola Pérez	28,238	821,443	56,025	1,629,767
Luis A. Rodríguez	28,238	821,443	56,025	1,629,767
(1)Includes time-based RSUs still subject to a time-based service period, as follows:

Name	Grant Date: February 24, 2023 (#)(a)	Grant Date: December 6, 2023 (#)(b)	Grant Date: February 29, 2024 (#)(c)	Grant Date: February 28, 2025 (#)(d)	Total (#)
Morgan M. Schuessler, Jr.	19,283	155,359	41,332	63,738	279,712
Karla Cruz Jusino	3,628	—	5,074	5,891	14,593
Joaquín A. Castrillo	6,024	—	12,252	20,889	39,165
Diego Viglianco	6,024	—	12,252	20,889	39,165
Paola Pérez	4,717	—	9,595	13,926	28,238
Luis A. Rodríguez	4,717	—	9,595	13,926	28,238

(a)As of December 31, 2025, this award was scheduled to vest on February 24, 2026, in each case subject to earlier vesting upon a termination of service under certain circumstances.
(b)As of December 31, 2025, this award was scheduled to vest on December 6, 2027, subject to earlier vesting upon a termination of service under certain circumstances.
(c)As of December 31, 2025, this award was scheduled to vest in two substantially equal installments on February 28, 2026 and February 28, 2027, in each case subject to earlier vesting upon a termination of service under certain circumstances.
(d)As of December 31, 2025, this award was scheduled to vest in three substantially equal installments on February 28, 2026, February 28, 2027 and February 28, 2028, in each case subject to earlier vesting upon a termination of service under certain circumstances.

(2)Based on the closing price of our common stock on December 31, 2025 of $29.09.
(3)Includes performance-based RSUs, for which the measurement of performance metric targets was still pending as of December 31, 2025, as follows:

Name	Grant Date: February 24, 2023 (#)(e)	Grant Date: February 29, 2024 (#)(f)	Grant Date: February 28, 2025 (#)(g)	Total (#)
Morgan M. Schuessler, Jr.	92,526	106,448	100,798	299,772
Karla Cruz Jusino	—	—	1,254	1,254
Joaquín A. Castrillo	23,341	25,486	26,681	75,508
Diego Viglianco	23,341	25,486	26,681	75,508
Paola Pérez	18,279	19,959	17,787	56,025
Luis A. Rodríguez	18,279	19,959	17,787	56,025

(e)Represents performance-based RSUs vesting on February 24, 2026 for which the one-year Adjusted EBITDA performance metric has been met as modified by the relative TSR modifier at the Target Level (pending completion of the TSR performance period).
(f)Represents performance-based RSUs vesting on February 28, 2027 for which the one-year Adjusted EBITDA performance metric has been met as modified by the relative TSR modifier at the Target Level (pending completion of the TSR performance period).
(g)Represents performance-based RSUs vesting on February 28, 2028 for which the one-year Adjusted EBITDA performance metric has been met as modified by the relative TSR modifier at the Target Level (pending completion of the TSR performance period).
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| Stock Vested

Stock awards vested during fiscal year ended December 31, 2025 are as follows:

Name(1)	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Morgan M. Schuessler, Jr.	127,560	4,837,075
Karla Cruz Jusino	7,785	295,207
Joaquín A. Castrillo	34,908	1,323,711
Diego Viglianco	31,238	1,184,545
Paola Pérez	24,312	921,911
Luis A. Rodríguez	24,932	945,421

(1)None of our NEOs held or exercised stock options during 2025.
(2)Value represents the number of shares that vested during 2025 multiplied by the closing market value of our common stock on the applicable vesting dates.

| Employment Agreements

As of December 31, 2025, the only NEO who had an employment agreement with the Company was Mr. Schuessler. None of our other NEOs currently have employment agreements. Mr. Schuessler’s term of employment under his A&R Employment Agreement automatically renewed on January 1, 2026. Thereafter, it shall continue to automatically renew for successive one-year period on each January 1st, unless either party gives notice of non-renewal at least 90 calendar days in advance of the renewal date. Mr. Schuessler’s compensation under his A&R Employment Agreement includes:

•annual base salary to be no less than $762,200;
•eligibility to receive annual cash incentive awards, pursuant to the terms and conditions set forth in the Company’s Annual Performance Incentive Guidelines;
•a Christmas bonus in an amount equal to up to 3% of his base salary;
•eligibility to participate in employee benefit plans, policies and practices;
•life insurance and short- and long-term disability insurance;
•car and car insurance benefits;
•the reimbursement of up to $15,000 in club membership fees annually; and
•no less than four weeks of paid vacation annually.

The A&R Employment Agreement also contains certain restrictive covenants, including a 12-month post-termination non-competition covenant, 12-month post-termination non-solicitation of service providers and customers covenant, confidential information and intellectual property provisions, and a mutual non-disparagement covenant. For more details about the A&R Employment Agreement, please refer to the Company’s current report on Form 8-K filed with the SEC on February 24, 2022.

| Severance Policy

Each of our NEOs, except for Mr. Schuessler, is a party to the Evertec Group, LLC Executive Severance Policy (the “Severance Policy”) pursuant to which, among other things, each such NEO is entitled to certain severance benefits upon qualifying terminations of employment. The Severance Policy restricts the participating NEOs from: (i) competing with Evertec Group, its successors, assigns, subsidiaries or affiliates within a 10-mile perimeter of where they are engaged in or have conducted business in Puerto Rico or any other country with respect to which the Company has conducted business during the twelve consecutive month period ending on the termination of employment; (ii) for 12 months following termination soliciting service providers of Evertec Group, its successors, assigns, subsidiaries or affiliates; (iii) disparaging Evertec Group, its successors, assigns, subsidiaries or affiliates, at any time following termination; and (iv) disclosing confidential information at any time during his employment or after termination. The Severance Policy defines:
Evertec, Inc. 2026 Proxy Statement     46

“Cause”—as the executive’s (i) commission of a felony or a crime of moral turpitude; (ii) engaging in conduct that constitutes fraud, bribery or embezzlement; (iii) engaging in conduct that constitutes gross negligence or willful misconduct that results or could reasonably be expected to result in harm to Evertec Group’s business or reputation; (iv) breach of any material terms of any agreement between Evertec Group and Executive which results or could reasonably be expected to result in harm to Evertec Group’s business or reputation; (v) continued willful failure to substantially perform his or her reasonable and proper duties; (vi) failure to live in the location approved by the Compensation Committee as the executive’s primary residency, provided that the Compensation Committee may not unilaterally change the primary residence location after the initial residence determination; or (vii) violation of Evertec Group’s “Code of Ethics” or other written Evertec Group’s policy which is materially injurious to Evertec Group.

“Good Reason”—as the occurrence of any one or more of the following without the executive’s express written consent: (i) a material reduction in executive’s base salary; provided that any such material reduction shall not constitute Good Reason if the material reduction is part of a collective reduction applied consistently by Evertec Group to all executives and that does not reduce such executive’s base salary by more than 10%; (ii) a material adverse change to, or a material reduction of, executive’s duties and responsibilities to Evertec Group; or (iii) any other action or inaction by Evertec Group (or any successor) that constitutes a material breach by Evertec Group of the terms and conditions of the Severance Policy. The affected NEO must provide Evertec Group written notice of the occurrence of any of these “Good Reason” events within 30 days of his or her knowledge of the event, and not less than 30 days for Evertec Group to cure the event.

The Severance Policy definitions of “Cause” and “Good Reason” will be used in the “Potential Payments Upon Termination of Employment,” “Potential Payments Upon Change in Control,” and “Payments Upon Termination or a Change in Control” sections below, as applicable to each of our NEOs, except for Mr. Schuessler. All severance benefits under the Severance Policy are subject to the applicable NEO executing and not revoking a separation agreement and general release of claims agreement. For more details of the Severance Policy, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

| Potential Payments Upon Termination of Employment

For our President and CEO

The potential severance payments upon termination of employment for Mr. Schuessler are established in his A&R Employment Agreement. If Evertec does not renew the term of his A&R Employment Agreement or if the A&R Employment Agreement is terminated by Evertec without “cause” or by Mr. Schuessler for “good reason” (each as defined in the A&R Employment Agreement), Mr. Schuessler shall be entitled to: (A) a lump sum payment equal to (i) Mr. Schuessler’s pro-rated annual target bonus opportunity for the year of termination, (b) any earned, but unpaid bonus for the fiscal year prior to the year of termination, and (c) two times the sum of his annual base salary, plus annual target bonus opportunity for the year of termination; and (B) payment of COBRA premiums for Mr. Schuessler for up to 18 months (collectively, the “CEO Severance Payment”).

In addition, if such termination occurs prior to a “Change in Control” (as defined in the A&R Employment Agreement) or more than two years after a Change in Control, then: (i) any then-unvested time-based long-term incentive award(s) shall be prorated as of the date of termination (unless the applicable award agreement provides for full vesting as of the date of termination in which case the award agreement provision shall apply) and such prorated award(s) shall become fully vested as of the date of termination (and the remaining non-prorated portion of the unvested time-based long-term incentive award(s) shall be forfeited as of the date of termination); and (ii) any then-unvested performance-based long-term incentive award(s) shall be prorated as of the date of termination (unless the applicable award agreement provides for full vesting as of the date of termination in which case the award agreement provision shall apply) and such prorated portion of the award(s) shall vest based on the actual level of performance achieved for the applicable performance period (to the extent the performance period was completed as of the date of termination) and otherwise vest at the target level of performance (to the extent the performance period with respect to the relevant goal was not complete as of the date of termination). Mr. Schuessler’s A&R Employment Agreement defines:

Evertec, Inc. 2026 Proxy Statement     47

“Cause”—as the executive’s (i) commission of a felony or a crime of moral turpitude; (ii) engaging in conduct that constitutes fraud, bribery or embezzlement; (iii) engaging in conduct that constitutes gross negligence or willful misconduct that results or could reasonably be expected to result in material harm to the Company’s business or reputation; (iv) breach of any material terms of the executive’s employment, including the A&R Employment Agreement, which results or could reasonably be expected to result in material harm to the Company’s business or reputation; (v) continued willful failure to substantially perform reasonable and proper duties as President and CEO; (vi) failure to live and work in Puerto Rico except as specifically permitted under the A&R Employment Agreement; or (vii) violation of the Company’s Code of Ethics or other written Company policy which is materially injurious to the Company. The A&R Employment Agreement requires prior written notice by the Board stating the basis for such termination and provides Mr. Schuessler with a period of 30 calendar days to cure the event, to the extent curable.

“Good Reason”—as, without the executive’s written consent (i) any material failure of the Company to fulfill its obligations under his A&R Employment Agreement; (ii) executive no longer reports directly and exclusively to the board of directors of a publicly traded company, where the common stock of such company is registered for sale pursuant to the Exchange Act; and where all of the officers and employees of such company report directly or indirectly to the executive; or (iii) the failure of any successor whether by sale, reorganization, consolidation, merger or other corporate transaction which constitutes a Change in Control to assume his A&R Employment Agreement, whether in writing or by operation of law. Mr. Schuessler must provide Evertec Group written notice of the occurrence of any of these “good reason” events within 30 days of his knowledge of the event and provide Evertec Group with 30 days to cure the event.

In addition, if Mr. Schuessler’s employment terminates by reason of his death or “disability,” as of the date of termination, any then unvested time-based long-term incentive award(s) shall become fully vested and any then unvested performance-based long-term incentive award(s) shall become fully vested at the target level of performance. Mr. Schuessler or his estate, as applicable, would be required to sign and not revoke a separation agreement and general release of claims against Evertec Group and its affiliates as a condition to his entitlement to receive these benefits. For more information on the potential severance payment provisions under the A&R Employment Agreement, please refer to the Company’s current report on Form 8-K filed with the SEC on February 24, 2022.

For our Other NEOs

Regarding our other NEOs employed by the Company as of December 31, 2025, their potential payments upon termination of employment are established in the Severance Policy. The Severance Policy establishes that in the event a covered NEO’s employment with the Company is terminated by us without Cause or by the NEO for Good Reason other than within 24 months immediately following a Change in Control, that the NEO will be eligible for:

•a lump sum severance payment equal to the NEO’s then-current annual base salary;
•a pro rata annual bonus calculated based on actual performance for the year in which the employment termination occurs;
•any earned but unpaid annual bonus relating to any fiscal year ending prior to the date on which the employment termination occurs; and
•subject to such NEO’s timely election of COBRA coverage and continued copayment of applicable premiums, continued payment by Evertec Group of health insurance coverage for 18 months following termination to the same extent Evertec Group paid for such coverage immediately prior to termination.

The RSU award agreements for our NEOs establish that, subject to the execution of a separation agreement and general release of all claims against the Company and its affiliates, upon termination of employment without Cause or by them for Good Reason (as defined in the Severance Policy) during a period other than 24 months following a “change in control” or due to their death or disability:

•unvested RSUs that are time-based shall vest on a pro-rata basis as of the termination date and the termination date shall be deemed to be the vesting date under the RSU agreement; and
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•unvested RSUs that are performance-based shall vest and be settled following the end of the performance period based on actual performance determined at the end of the performance period on a pro-rata basis.
The above-mentioned provisions for RSU award agreements are not applicable to Mr. Schuessler; the treatment of incentive awards for Mr. Schuessler upon termination are governed by his A&R Employment Agreement.

| Potential Payments Upon Change in Control

For our President and CEO

Pursuant to both the A&R Employment Agreement and the Severance Policy, the term “change in control” shall have the meaning set forth in the 2022 Plan. If Evertec does not renew the term of his A&R Employment Agreement and Mr. Schuessler remains employed by the Company through the last day of the employment period that expires or if Mr. Schuessler is terminated by Evertec without “cause” or by Mr. Schuessler for “good cause” (as defined above), and the date of termination occurs within two years following a “change in control,” then Mr. Schuessler would be entitled to the applicable CEO Severance Payment and the following:

(i) any then unvested time-based long-term incentive award(s) shall become fully vested as of the date of termination; and

(ii) any then unvested performance-based long-term incentive award(s) shall become fully vested as of the date of termination (x) based on actual level of performance achieved as of the change in control (to the extent the performance period with respect to the relevant goal was completed as of the change in control date) and (y) at the target level of performance (to the extent the performance period with respect to the relevant goal was not complete as of the change in control date), with settlement to occur within 75 days following the vesting date (or at such other time as required to comply with Section 409(A) of the Internal Revenue Code of 1986, as amended, if applicable).

Mr. Schuessler would be required to sign and not revoke a separation agreement and general release of claims against Evertec Group and its affiliates as a condition to his entitlement to receive these payments.

For our Other NEOs

The Severance Policy establishes that in the event a covered NEO’s employment with the Company is terminated by us without Cause or by the NEO for Good Reason within 24 months immediately following a Change in Control, a NEO will be eligible to receive:

•a lump sum severance payment in an aggregate amount equal to two times the sum of the NEO’s then-current annual base salary (or annual base salary in effect immediately prior to the “change in control,” if higher) and then-current annual target bonus opportunity (or annual target bonus opportunity in effect for the year immediately prior to the year in which the employment termination occurs, if higher);
•a pro rata annual bonus calculated at target for the year in which the employment termination occurs;
•any earned but unpaid annual bonus relating to the fiscal year immediately preceding the year in which the employment termination occurs; and
•subject to such NEO’s timely election of COBRA coverage and continued copayment of applicable premiums, continued payment by Evertec Group of health insurance coverage for 18 months following termination to the same extent Evertec Group paid for such coverage immediately prior to termination.

In the event that the NEO’s employment is terminated pursuant to a Qualifying Termination (as defined below) within 24 months following a Change in Control, the RSU agreements indicate that:

•unvested RSUs that are time-based shall become fully vested and the termination date shall be deemed to be the vesting date under the RSU agreement; and
•unvested RSUs that are performance-based shall become fully vested upon the Qualifying Termination (as defined below) (x) based on the actual level of performance achieved as of the change in control (to the extent the performance period with respect to the relevant goal was completed as of the change in control
Evertec, Inc. 2026 Proxy Statement     49

date) and (y) at the target level of performance (to the extent the performance period with respect to the relevant goal was not complete as of the Change in Control date) and the termination date shall be deemed to be the vesting date under the RSU agreements. The RSU agreements provide that the Company, in its sole discretion, will determine when a component of an unearned performance award is valued based on actual performance and when a separate component is valued based on target performance.
Per the Severance Policy, a “Qualifying Termination” means a termination of employment under the following circumstances: (i) an involuntary termination of the executive’s employment by the Company for reasons other than cause, death, or disability pursuant to a notice of termination delivered to the executive by the Company, or (ii) a voluntary termination by the executive for Good Reason pursuant to a notice of termination delivered to the Board or the Company, as applicable, by the executive.

| Payments Upon Termination or a Change in Control

The following table sets forth the potential post-employment payments described above for each NEO as of December 31, 2025. The potential payments to our NEOs are hypothetical situations only and assume that termination of employment and/or a change in control occurred on December 31, 2025.

Name Triggering Event	Severance Payment ($)(1)	Performance-Based RSUs Capable of Vesting ($)(2)(3)	Accelerated Vesting of RSUs ($)(2)(4)	Payment of Health Insurance ($)(5)	Total ($)
Morgan M. Schuessler, Jr.
Resignation with “Good Reason” / Termination without “Cause”	4,284,800	7,293,707	3,743,127	28,666	15,350,300
Change in Control and “Good Reason” / Termination without “Cause”	4,284,800	—	19,720,747	28,666	24,034,213
Death or Disability	—	—	19,720,747	1,000,000	20,720,747
Karla Cruz Jusino
Resignation with “Good Reason” / Termination without “Cause”	666,000	—	—	12,618	678,618
Change in Control and “Good Reason” / Termination without “Cause”	1,638,000	—	—	12,618	1,650,618
Death or Disability	—	—	—	1,000,000	1,000,000
Joaquín A. Castrillo
Resignation with “Good Reason” / Termination without “Cause”	925,000	1,749,560	463,316	30,191	3,168,067
Change in Control and “Good Reason” / Termination without “Cause”	2,275,000	—	4,054,467	30,191	6,359,658
Death or Disability	—	—	4,054,467	1,000,000	5,054,467
Diego Viglianco
Resignation with “Good Reason” / Termination without “Cause”	883,199	1,749,560	463,316	30,191	3,126,266
Change in Control and “Good Reason” / Termination without “Cause”	2,172,193	—	4,054,467	30,191	6,256,851
Death or Disability	—	—	4,054,467	1,000,000	5,054,467
Paola Pérez
Resignation with “Good Reason” / Termination without “Cause”	772,075	1,337,762	343,146	30,191	2,483,174
Change in Control and “Good Reason” / Termination without “Cause”	1,898,888	—	2,987,776	30,191	4,916,855
Death or Disability	—	—	2,987,776	1,000,000	3,987,776
Luis A. Rodríguez
Resignation with “Good Reason” / Termination without “Cause”	772,075	1,337,762	343,146	30,191	2,483,174
Change in Control and “Good Reason” / Termination without “Cause”	1,898,888	—	2,987,776	30,191	4,916,855
Death or Disability	—	—	2,987,776	1,000,000	3,987,776

(1)Severance payment amounts for Mr. Schuessler are calculated pursuant to his A&R Employment Agreement. Severance payment amounts for the other NEOs are calculated pursuant to the Severance Policy.
(2)Based on the closing price of our common stock on December 31, 2025 of $29.09
(3)Performance-based RSUs, which remain outstanding and capable of vesting at the end of the performance period, calculated using the relative TSR modifier at the target level.
(4)Reflects (i) time-based RSUs with accelerated vesting upon resignation with “good reason”/termination without “cause;” (ii) performance-based RSUs and time-based RSUs with accelerated vesting upon a change in control and “good reason”/termination without “cause;” and (iii) performance-based and time-based RSUs with accelerated vesting upon death or disability.
(5)Pursuant to his A&R Employment Agreement, Mr. Schuessler is entitled, subject to timely election of COBRA coverage and continued co-payment of applicable premiums, to continued payment of health insurance coverage for 18 months following termination to the same extent the Company paid for such coverage immediately prior to termination. NEO’s are entitled to the same benefit pursuant to the Severance Policy.

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| Compensation Committee Interlocks and Insider Participation

Other than Mr. Schuessler, who currently serves as our President and CEO, none of our directors acted as officers or employees of the Company during 2025. During 2025 none of our executive officers served as a member of the compensation committee of another entity, any of whose executive officers served on our Compensation Committee or Board, and none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee.

| Pension Benefits and Non-qualified Deferred Compensation

We do not provide defined benefit pension benefits or non-qualified deferred compensation to our NEOs.

| Tax Deductibility of Executive Compensation

In 2025, all our NEOs were residents of Puerto Rico. The Compensation Committee intends that all applicable compensation payable to NEOs be deductible for income tax purposes. The Puerto Rico Internal Revenue Code of 2011, as amended, does not provide a limitation for compensation; as a result, the compensation paid to Puerto Rico residents is deductible for Puerto Rico income tax purposes only.

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Proposal 2
Advisory Vote on Executive Compensation

The Board unanimously recommends that you vote “FOR” the approval of our executive compensation on an advisory basis.

| Overview

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, stockholders are being asked to approve, on an advisory basis (Say-on-Pay vote), the compensation of the NEOs, as set forth and discussed in the CD&A of this Proxy Statement, which includes compensation tables and related narrative discussion and analysis. For the reasons outlined elsewhere in this Proxy Statement, we believe that our executive compensation program is well designed, appropriately aligns executive pay with Company performance, and incentivizes desirable behavior. Specifically, our executive compensation program is designed to attract, motivate and retain talented executive officers and align their interests with the long-term interests of the Company’s stockholders. Our compensation program:

•compensates executive officers fairly and competitively, which promotes management stability and supports the short- and long-term well-being of the Company,
•rewards performance that meets or exceeds established goals, and
•incentivizes a high level of performance while discouraging excessive risk-taking in the business.

For more details of our compensation program, please refer to the “Compensation Philosophy and Objectives” section under the CD&A of this Proxy Statement.

The Board unanimously recommends that stockholders vote FOR the following resolution on an advisory basis:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative.”

Because your vote is advisory, it will be non-binding on the Board and the Company. However, the Board values stockholders’ opinions and your vote will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining future executive compensation arrangements.

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CEO Pay Ratio

| Overview

The SEC requires that U.S. publicly-traded companies disclose the ratio of their CEO’s compensation to that of their median employee. The table below sets forth the following:

(i) the 2025 total annual compensation of Mr. Schuessler, as shown in the Summary Compensation Table of this Proxy Statement (the “2025 CEO Compensation”),

(ii) the total annual compensation of our median employee in 2025 (the “2025 Median Employee Compensation”), and

(iii) the ratio comparing the 2025 CEO Compensation to the 2025 Median Employee Compensation (the “CEO Pay Ratio”):

CEO Pay Ratio
2025 CEO Compensation ($)	9,206,656
2025 Median Employee Compensation ($)	29,096
CEO Pay Ratio	316:1

The 2025 CEO Compensation and the 2025 Median Employee Compensation were determined using the same methodology that we used to determine our NEO’s annual total compensation for the Summary Compensation Table. To identify the median employee as of December 31, 2025, we used a consistently applied compensation measure which considered: base salary, applicable statutory bonuses, stock awards, annual cash incentive, and other compensation elements, such as the Company matching employee contributions toward the savings and retirement plans.

Our Compensation practices and programs ensure compensation programs are fair and equitable and are aligned with our business objectives. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, exclusions and assumptions that reflect their compensation practices. As such, the pay ratio reported above may not be comparable to the pay ratio reported by other companies, even those in a related industry or of a similar size and scope. Other companies may have different employment practices, regional demographics or may utilize different methodologies and assumptions in calculating their pay ratios.

For purposes of this CEO Pay Ratio calculation, Tecnobank employees were omitted as Tecnobank was acquired during fiscal year 2025. As of December 31, 2025, Tecnobank had approximately 98 employees.
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Pay Versus Performance

| Overview

In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for Morgan M. Schuessler, Jr. ($)(¹)	Compensation Actually Paid to Morgan M. Schuessler, Jr. ($)(¹)(²)(³)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(¹)	Average Compensation Actually Paid to Non-PEO NEOs ($)(¹)(²)(³)	Value of Initial Fixed $100 Investment based on:(4)		Net Income ($) (in millions)	Adjusted EBITDA ($) (in millions)(⁵)
					TSR ($)	Peer Group TSR ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	9,218,893	3,708,846	2,227,145	1,355,825	73.98	178.50	145	373.4
2024	8,968,814	4,947,652	2,403,365	1,784,452	87.82	154.54	115	340.2
2023	14,371,811	22,774,290	2,398,133	4,045,664	104.12	126.42	80	292.0
2022	8,284,421	(1,211,534)	2,376,560	704,449	82.35	102.44	239	269.5
2021	7,498,179	17,225,866	1,941,710	3,750,040	127.11	126.66	161	294.8
(1)    Mr. Schuessler was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2021	2022	2023	2024	2025
Joaquín A. Castrillo	Joaquín A. Castrillo	Joaquín A. Castrillo	Joaquín A. Castrillo	Karla Cruz Jusino
Guillermo Rospigliosi	Luis A. Rodríguez	Guillermo Rospigliosi	Diego Viglianco	Joaquín A. Castrillo
Diego Viglianco	Diego Viglianco	Diego Viglianco	Paola Pérez	Diego Viglianco
Miguel Vizcarrondo	Miguel Vizcarrondo	Miguel Vizcarrondo	Luis A. Rodríguez	Paola Pérez
—	—	—	—	Luis A. Rodríguez
(2)    The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)    Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Morgan M. Schuessler, Jr. ($)	Exclusion of Stock Awards for Morgan M. Schuessler, Jr. ($)	Inclusion of Equity Values for Morgan M. Schuessler, Jr. ($)	Compensation Actually Paid to Morgan M. Schuessler, Jr. ($)
2025	9,218,893	(6,800,000)	1,289,953	3,708,846

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	2,227,145	(1,355,000)	483,680	1,355,825

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The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Morgan M. Schuessler, Jr. ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Morgan M. Schuessler, Jr. ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Morgan M. Schuessler, Jr. ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Morgan M. Schuessler, Jr. ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Morgan M. Schuessler, Jr. ($)	Total - Inclusion of Equity Values for Morgan M. Schuessler, Jr. ($)
2025	5,866,090	(4,290,633)	—	(285,504)	—	1,289,953

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2025	1,158,067	(633,064)	—	(41,324)	—	483,680
(4)    The Peer Group TSR set forth in this table utilizes the S&P Composite 1500 Information Technology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2025. The comparison assumes $100 was invested for the period starting December 31, 2020, through the end of the listed year in the Company and in the S&P Composite 1500 Information Technology Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)    We determined Adjusted EBITDA, which is a non-GAAP measure, to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2025. We define “EBITDA” as earnings before interest, taxes, depreciation and amortization and “Adjusted EBITDA” as EBITDA further adjusted to exclude unusual items and other adjustments. See Appendix A of this Proxy Statement for a reconciliation of GAAP and non-GAAP financial measures to our results, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended on December 31, 2025. For discussion on how the Compensation Committee assesses NEO's performance to make its pay decisions, see "Compensation Discussion & Analysis—Compensation Philosophy and Objectives" and "Compensation Discussion & Analysis—Elements of Compensation".

Evertec, Inc. 2026 Proxy Statement     55

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and TSR

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the cumulative TSR over the five most recently completed fiscal years for the Company and the S&P Composite 1500 Information Technology Index TSR.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus TSR
Compensation Actually Paid ($ Millions)
25
20
15
10
5
0
-5
TSR (12/31/2020 Indexed to $100)
$240
$180
$120
$60
$0
2020
2021
2022
2023
2024
2025
Fiscal Year
17.2
3.8
-1.2
0.7
22.8
4.0
4.9
1.8
3.7
1.4
100.00
100.00
126.66
127.11
102.44
82.35
126.42
104.12
154.54
87.82
178.50
73.98
Morgan M. Schuessler, Jr. Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Evertec Inc TSR
S&P Composite 1500 Information Technology Index TSR

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the five most recently completed fiscal years.

Evertec, Inc. 2026 Proxy Statement     56

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Adjusted EBITDA

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Adjusted EBITDA during the five most recently completed fiscal years.

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs for 2025 to Company performance. The measures in this table are not ranked.

Adjusted EBITDA
Adjusted Net Income
Revenue

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Security Ownership

| Overview

The tables below reflect “beneficial ownership” as determined in accordance with SEC rules and includes shares over which the beneficial owner has sole or shared voting power or investment power.

| Security Ownership of Certain Beneficial Owners

The following table provides certain information regarding the beneficial ownership of our common stock as of the Record Date, by each person or group who beneficially owns more than 5% of our common stock. Except as otherwise indicated by footnote (i) the beneficial owners named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, and (ii) applicable percentage of beneficial ownership is based on 61,620,344 shares of the Company’s common stock outstanding on the Record Date. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options held by such person that are currently exercisable or will become exercisable within 60 days of the Record Date are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Name and Address of Principal Stockholders	Amount and Nature of Beneficial Ownership
	Common Stock	Percent of Class
BlackRock, Inc.(1)	9,345,187	14.70%
FMR LLC(2)	9,114,244	14.25%
American Century Investment Management, Inc.(3)	5,059,897	7.91%
American Century Companies, Inc.(3)	5,059,897	7.91%
Stowers Institute for Medical Research(3)	5,059,897	7.91%
American Century Capital Portfolios, Inc.(3)	3,506,696	5.48%
(1)     Based on information reported on Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on April 30, 2025, with address: 50 Hudson Yards, New York, NY 10001. BlackRock reports sole voting power with respect to 9,265,955 shares and sole dispositive power with respect to 9,345,187 shares.
(2)     Based solely on Schedule 13G/A filed by FMR LLC on November 12, 2024, with address: 245 Summer Street, Boston, MA 02210. FMR LLC reports sole dispositive power with respect to 9,114,244 shares.
(3)     Based solely on Schedule 13G/A filed by American Century Investment Management, Inc. (“American Century”) on November 8, 2024, with address: 4500 Main Street, 9th Floor, Kansas City, Missouri 64111. American Century reports: (i) for American Century Capital Portfolios, Inc., sole voting and sole dispositive power with respect to 3,506,696 shares; (ii) for American Century Investment Management, Inc., sole voting power with respect to 4,882,536 shares and sole dispositive power with respect to 5,059,897 shares; (iii) for American Century Companies, Inc., sole voting power with respect to 4,882,536 shares and sole dispositive power with respect to 5,059,897 shares; and (iv) for Stowers Institute for Medical Research, sole voting power with respect to 4,882,536 shares and sole dispositive power with respect to 5,059,897 shares.

| Security Ownership of Management

The following table provides certain information regarding the beneficial ownership of our common stock as of the Record Date, by each of our directors and nominees, each of our NEOs, and all of our current executive officers and directors as a group. Except as otherwise indicated by footnote:

(i) the persons or groups named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them;
(ii) none of the shares are pledged as security;
(iii) the address of each person listed in the following table is c/o Evertec, Inc., Road 176, Kilometer 1.3, San Juan, Puerto Rico 00926; and
(iv) each of our directors and NEOs owns less than 1% of the total outstanding shares of our common stock as of the Record Date.

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Directors	Amount of Beneficial Ownership
Frank G. D’Angelo	15,811
Kelly Barrett	14,449
Olga Botero	39,119
Virginia Gambale	8,044
Jorge A. Junquera	38,418
Iván Pagán	11,603
Aldo J. Polak	7,833
Alan H. Schumacher	43,143
Brian J. Smith	55,337

NEOs	Amount of Beneficial Ownership
Morgan M. Schuessler, Jr.	145,562
Karla Cruz Jusino	8,518
Joaquín A. Castrillo	74,388
Diego Viglianco	33,443
Paola Pérez	31,707
Luis A. Rodríguez	31,707
Directors, NEOs and Executive Officers of the Company, as a group (19 persons)	696,625

| Securities Authorized for Issuance Under Equity Compensation Plan

On May 20, 2022 (the “Effective Date”), the Company’s stockholders approved the Company’s 2022 Plan, which replaced the Company’s 2013 Equity Incentive Plan (the “2013 Plan”). The 2022 Plan allows the Company to grant 5,250,000 shares of common stock. In addition, shares remaining available for grant under the 2013 Plan as of the Effective Date were rolled over to the 2022 Plan and are available to be granted as of the Effective Date. Under the terms of the 2022 Plan, any shares of common stock of the Company covered by outstanding awards under the 2013 Plan as of the Effective Date will again become available for grant, to the extent the shares underlying such awards are not issued because they are forfeited or settled or terminated without distribution of shares of common stock of the Company.

The following table summarized equity compensation plans approved by security holders and equity compensation plans that were not approved by security holders as of December 31, 2025:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average of Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity Compensation Plans Approved by Security Holders	2,038,040	$—	4,006,416
Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A

| Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our directors, executive officers, and holders who own more than 10% percent of any registered class of the Company’s equity securities file with the SEC initial reports of beneficial ownership and report changes in beneficial ownership of common stock and other equity securities. Such reports are filed on Form 3, Form 4 and Form 5 under the Exchange Act, as appropriate. Reporting persons holding the Company’s stock are required by the Exchange Act to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on the Company’s review of copies of these reports, and written representations from such reporting persons that no other reports were required, the Company believes that all filings required to be made by reporting persons holding the Company’s stock were correctly and timely filed for
Evertec, Inc. 2026 Proxy Statement     59

the fiscal year ended December 31, 2025 in accordance with Section 16(a), except for: Claudio Prado's Form 5 filed on February 13, 2026 reporting ownership of Brazilian Depository Receipts, each of which represents one share of common stock; and, for each of Frank D'Angelo, Kelly Barrett, Olga Botero, Virginia Gambale, Jorge A. Junquera, Ivan Pagán, Aldo Polak, Brian J. Smith, and Alan H. Schumacher, one Form 4 filing reporting one late transaction.
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PROPOSAL 3
Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2026

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending December 31, 2026.

| Overview

The Audit Committee has appointed Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. Neither the Certificate of Incorporation nor our Bylaws require that our stockholders ratify the appointment of Deloitte as the Company’s independent auditors. However, the Board is submitting the selection of Deloitte to the Company’s stockholders for ratification as a matter of good corporate governance and practice. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if they determine that such change would be in the best interests of the Company and its stockholders.

The audit reports of Deloitte on the Company’s consolidated financial statements for the fiscal year ended December 31, 2025 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

Deloitte audited the consolidated financial statements as of and for the year ended December 31, 2025, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and, as part of the audit, has issued a report, included as part of Item 8 therein, on the effectiveness of our internal control over financial reporting as of December 31, 2025. It is expected that representatives of Deloitte will attend our Annual Meeting, during which they will have the opportunity to make a statement, if they so desire, and be available to respond to any appropriate questions brought to their attention by stockholders.

| Principal Accounting Fees and Services

The following table presents the aggregated fees billed for professional services provided by Deloitte, as the Company’s independent registered public accounting firm, for fiscal years 2025 and 2024, as indicated below.

	Year ended December 31st of
	2025	2024
Audit Fees	$3,369,874	$4,024,410
Audit-Related Fees	$2,096,234	$2,503,200
Tax Fees	$124,800	$—
All Other Fees	$—	$—
Total	$5,590,908	$6,527,610

Audit Fees

This category includes fees and expenses related to the audit of our annual financial statements and the effectiveness of our internal controls over financial reporting. This category also includes the review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the independent auditors in connection with regulatory filings or engagements, consultations provided on audit and accounting matters that arose during, or as a result of, the audits or the reviews of interim financial statements, reviews of offering documents and registration statements for debt and issuance of related comfort letters, reviews of acquisition and integration accounting in connection with reviews of business combinations, review of required
Evertec, Inc. 2026 Proxy Statement     61

regulatory filings of financial statements of businesses acquired, additional audit work necessary for acquired businesses, and the preparation of any written communications on internal control matters.

Audit-Related Fees

This category consists of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees

Tax fees represent fees for permissible tax advisory services.

All Other Fees

This category consists of fees for services other than fees for the services listed in the other categories.

Pre-Approval Policies

Pursuant to the rules and regulations of the SEC, before the Company’s independent public accountant is engaged to render audit or non-audit services, the engagement must be approved by the Company’s Audit Committee or entered into pursuant to the Audit Committee’s pre-approval policies and procedures. The policy authorizing pre-approval to certain specific audit and audit-related services and specifying the procedures for pre-approving other services is set forth in the Amended and Restated Charter of the Audit Committee.

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Audit Committee Report
In the performance of its oversight function, the Audit Committee has considered and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2025—including critical accounting policies, reasonableness of significant estimates and judgments and financial statements disclosures—with management and Deloitte, for the 2025 fiscal year.

The Audit Committee has also discussed with Deloitte the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to us is compatible with maintaining the auditors’ independence. The Audit Committee has concluded that Deloitte is independent from the Company and its management.

The members of the Audit Committee are not engaged professionally in the practice of auditing or accounting and are not employees of the Company. The Company’s management is responsible for its accounting, financial management and internal controls. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct auditing or accounting reviews or establish procedures to set auditor independence standards.

Based on the Audit Committee’s consideration of the audited consolidated financial statements and the discussions referred to above with management and the independent registered public accounting firm, and subject to the limitations of the role and responsibilities of the Audit Committee set forth in the charter and those discussed above, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.

THE AUDIT COMMITTEE

Alan H. Schumacher, Chairperson
Olga Botero
Virginia Gambale
Jorge A. Junquera
Iván Pagán

The Audit Committee Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

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Certain Relationships and Related Party Transactions

| Related Party Transactions Policy

We have a written policy relating to the approval of transactions involving related persons (the “Related Party Transactions”), pursuant to which our Audit Committee will review and, subject to certain exceptions, approve or recommend to our Board for approval, all Related Party Transactions, which include any transactions that we would be required to disclose pursuant to SEC rules. As set forth in our Related Transactions Policy and the Audit Committee Charter, in the course of its review and approval or ratification of a Related Party Transaction, our Audit Committee will:

•consider the determination of the Company’s Legal Division as to whether the Related Party Transaction is a pre-approved Related Party Transaction and complies with applicable legal requirements;
•satisfy itself that it has been fully informed as to the material facts of the relationship and interest the related person has in the transaction and the proposed Related Party Transaction;
•consider whether the Related Party Transaction would impair the independence of any director; and
•ultimately make its determination taking into consideration factors including whether the Related Party Transaction (i) was made in accordance with applicable rules and regulations, (ii) complies with the restrictions set forth in applicable contractual relationships, such as our debt agreements, (iii) is on terms and conditions no less favorable to us than may reasonably be expected in arm’s-length transactions with unrelated, third parties, and (iv) is in, or not inconsistent with, the best interests of the Company and its stockholders.

| Related Party Transactions

Other than compensation arrangements for our directors and NEOs described elsewhere in this Proxy Statement, there were no Related Party Transactions since January 1, 2025, to which we were a party or will be a party, in which the amounts involved exceeded or will exceed $120,000, and any of our directors, executive officers or holders of more than 5% of our common stock, or any member of the immediate family of the foregoing persons or entities, had or will have a direct or indirect material interest.
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Proxy Statement for the 2026 Annual Meeting

| General

The enclosed Proxy Statement and Notice, which were first mailed to stockholders on or about April 7, 2026, is solicited on behalf of the Board for use at the Annual Meeting and at any adjournments or postponements thereof. The Annual Meeting will be held on May 21, 2026 at 9:00 a.m. Atlantic Standard Time, virtually at www.virtualshareholdermeeting.com/EVTC2026.

| Questions and Answers About the Annual Meeting

How Can I Attend the Annual Meeting?

The Annual Meeting is being held as a virtual only meeting this year. If you are a stockholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by visiting the Annual Meeting webpage at www.virtualshareholdermeeting.com/EVTC2026 and providing your control number. This control number is included in the Notice or on your proxy card. If you are a stockholder holding your shares in “street name” as of the Record Date, you may gain access to the Annual Meeting by following the instructions in the voting instruction card provided by your bank, broker or other nominee. You may not vote your shares via the Internet at the Annual Meeting unless you receive a valid proxy from your bank, brokerage firm, broker-dealer or other nominee holder.

We encourage you to visit www.virtualshareholdermeeting.com/EVTC2026 and log on with your control number a few minutes in advance of the Annual Meeting time on May 21, 2026 to ensure you are logged in when the Annual Meeting starts.

What if I have Technical Difficulties Accessing the Annual Meeting Website?

Technicians will be ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting during the checking or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/EVTC2026.

Will There be a Q&A Session During the Annual Meeting?

As part of the Annual Meeting, we will hold a live question and answer (Q&A) session, during which we intend to answer questions submitted online during or prior to the meeting that are pertinent to the Company and the Annual Meeting matters, as time permits, for up to ten minutes after the completion of the Annual Meeting. Only stockholders that have accessed the annual meeting as a stockholder by following the procedures outlined above in “How can I attend the annual meeting?” will be permitted to submit questions during the Annual Meeting. If you have questions, you may type them into the dialog box provided at any point during the Annual Meeting (until the floor is closed to questions). Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:

•irrelevant to the business of the Company or to the business of the Annual Meeting;
•related to material non-public information of the Company, including the status or results of our business since our last earnings release;
•related to any pending, threatened or ongoing litigation;
•related to personal grievances;
•derogatory references to individuals or that are otherwise in bad taste;
•substantially repetitious of questions already made by another stockholder;
•in furtherance of the stockholder’s personal or business interests; and/or
Evertec, Inc. 2026 Proxy Statement     65

•out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chairman of the Board or Secretary in their reasonable judgment.

Additional information regarding the Q&A session will be available in the “Rules of Conduct” available at www.virtualshareholdermeeting.com/EVTC2026 for stockholders that have accessed the Annual Meeting as a stockholder by following the procedures outlined above in “How can I attend the annual meeting?”.

| Record Date and Shares Outstanding

The close of business on March 27, 2026 has been fixed as the Record Date for determining the stockholders of record entitled to Notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof. At the close of business on the Record Date, there were outstanding and entitled to vote 61,620,344 shares of our common stock, $0.01 par value per share.

| Quorum

In order for the Company to conduct the Annual Meeting, the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting must be represented at the Annual Meeting. This is referred to as a quorum. Votes cast at the Annual Meeting, including votes by proxy, will be received and tabulated by a representative of The Carideo Group, the inspector of elections appointed for the Annual Meeting. The inspector of elections will determine whether or not a quorum is present. Abstentions and broker non-votes will be counted for purposes of establishing a quorum. A “broker non-vote” occurs when a brokerage firm returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares. For further discussion of broker non-votes, see below “—Required Votes / Effect of Abstentions and Broker Non-Votes.”

| Voting of Proxies

If any stockholder is unable to attend the Annual Meeting, such stockholder may vote by proxy. Shares of common stock represented by properly executed proxies, duly returned and not revoked, will be voted in accordance with the instructions contained therein. Except as discussed below with regard to shares held in “street name” by a bank or broker, if no instruction is indicated on the proxy, the shares of common stock represented thereby will be voted as follows:

FOR the election of directors (Proposal 1);
FOR advisory vote on executive compensation (Proposal 2); and
FOR the ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal 3).

Stockholders may also vote with respect to any other business that may be properly brought before the Annual Meeting or any continuation, postponement or adjournment thereof. The execution of a proxy will in no way affect a stockholder’s right to attend the Annual Meeting and vote.

| Voting of Shares

Each stockholder entitled to vote at the Annual Meeting or with respect to the proposal under consideration is entitled to one vote upon any proposal submitted for a vote at the Annual Meeting. All shares entitled to vote and represented at the Annual Meeting or by valid proxies received through the Internet prior to the Annual Meeting, by telephone or mail, will be voted at the Annual Meeting in accordance with the instructions indicated in those proxies.

| Required Votes / Effect of Abstentions and Broker Non-votes

The vote required for approval of each matter to be voted on is as set forth in the table shown in this section. Under certain circumstances, as shown in the table, banks, brokers or other nominees are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the bank, broker or other
Evertec, Inc. 2026 Proxy Statement     66

nominee (this is known as a “broker non-vote”). In these cases, and in cases where the stockholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present. Whether a bank, broker or other nominee has authority to vote its shares on uninstructed matters is determined by the NYSE rules. The following table sets forth the effect of abstentions and broker non-votes on each proposal to be voted on:

Proposals	Vote Required	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Proposal 1: Election of Directors	Majority of shares present online or represented by proxy and entitled to vote thereon	FOR, AGAINST or ABSTAIN	Treated as a vote “AGAINST” the proposal	No	No effect
Proposal 2: Advisory Vote on Executive Compensation	Majority of shares present online or represented by proxy and entitled to vote thereon	FOR, AGAINST or ABSTAIN	Treated as a vote “AGAINST” the proposal	No	No effect
Proposal 3: Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2026	Majority of shares present online or represented by proxy and entitled to vote thereon	FOR, AGAINST or ABSTAIN	Treated as a vote “AGAINST” the proposal	Yes	We do not expect any broker non-votes on this proposal

| How You Can Vote

We have made this Proxy Statement and other proxy materials available to our stockholders through the Internet. You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on March 27, 2026, the Record Date, or hold a valid proxy for the Annual Meeting. Whether or not you participate in the Annual Meeting, it is important that your shares be part of the voting process. Below please find the different ways in which you can vote:

Vote at the Annual Meeting

•Visit www.virtualshareholdermeeting.com/EVTC2026
•To be admitted to, and vote at, the Annual Meeting, you must have your proxy card or Notice in hand and enter your 16-digit control number included therein
•If your shares of common stock are held in the name of a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted. Please follow their instructions carefully.

Vote by Internet

•Visit www.proxyvote.com or scan with your phone the QR code shown on your proxy card and/or Notice, as applicable
•For shares held directly, you can vote your shares on the Internet until 11:59 p.m. (ET) on May 20, 2026
•If your shares are held in Shareworks by Morgan Stanley, you can vote your shares on the Internet until 11:59 p.m. (ET) on May 18, 2026

Have your proxy card in hand when accessing the website and follow the instructions to obtain your records and to create an electronic voting instructions form. You will need the 16-digit number included in your proxy card or Notice. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded. If you vote on the Internet, you do not need to return your proxy card if you received one.

Vote by Phone

•Call 1-800-690-6903 (toll-free telephone number, at no cost to you)
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•For shares held directly, you can vote your shares by phone until 11:59 p.m. (ET) on May 20, 2026
•If your shares are held in Shareworks by Morgan Stanley, plan platform, you can vote your shares by phone until 11:59 p.m. (ET) on May 18, 2026

Have your proxy card in hand when you call. Vote by phone is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our phone voting procedures are designed to authenticate the stockholders by using individual control numbers. If you vote by phone, you do not need to return your proxy card if you received one.

Vote by Mail

If you received your proxy materials by mail, simply mark your proxy card, date and sign it, and return it using the postage-paid envelope provided or return it to our transfer agent at the following address: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. In order for your votes to be included in the final tallies, your proxy card must be received by the date and time of the Annual Meeting.

| Revocation of Proxies

If a proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, it will be voted as specified in the proxy, unless it is properly revoked prior thereto. If you hold shares of common stock in your own name and vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by:

•signing another proxy card with a later date or a notice of revocation and returning it, prior to the Annual Meeting, to the following address: Evertec, Secretary of the Board, Road 176, Kilometer 1.3, San Juan, Puerto Rico 00926;
•voting again by telephone or on the Internet before 11:59 p.m. (ET) on May 20, 2026; or
•attending the Annual Meeting virtually and casting your vote.

If a bank, broker or other nominee holds your shares of common stock, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

| Voting Results

The preliminary voting results will be announced at the Annual Meeting and published within four (4) business days after they are known in a Current Report on Form 8-K filed with the SEC.

| Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2025, and any additional solicitation materials furnished to the stockholders. Nevertheless, stockholders voting by Internet, telephone or mail should be aware that there may be costs associated with electronic access, such as usage charges from Internet or telephone service providers, for which they may be responsible. The original solicitation of proxies may be supplemented by a solicitation by mail, in person, by telephone, or by other electronic means by a proxy solicitor contracted by the Company, whose fees will be paid for by the Company, and directors, officers or employees of the Company, who will not receive any additional compensation for such services.

| Householding of Proxy Materials

The Company and some other intermediaries (e.g., brokers, banks and other agents) household proxy materials, delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received the Notice from your broker or us that they or we will be householding proxy materials to your address, householding will continue until you are notified
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otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Requests in writing should be directed to our Secretary of the Board and sent to the following address: Evertec, Inc., Road 176, Kilometer 1.3, San Juan, Puerto Rico 00926. Requests may also be made by calling our Secretary of the Board at (787) 759-9999 ext. 4806.
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Other Matters

| Stockholder Proposals for the 2027 Annual Meeting of Stockholders

Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at www.sec.gov. Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the Company’s 2027 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, must submit their proposal to our Secretary of the Board at our offices at Road 176, Kilometer 1.3, San Juan, Puerto Rico 00926, in writing no later than December 8, 2026 (i.e., 120 calendar days prior to April 7, 2027, which marks the one-year anniversary of the date this Proxy Statement is being released to stockholders in connection with the Annual Meeting).

Stockholders intending to present a proposal at the 2027 annual meeting of stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive writing notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the 120th day and not later than the 90th day prior to the one-year anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2027 annual meeting of stockholder no earlier than January 21, 2027 (i.e., 120 days prior to May 21, 2027, which marks the one-year anniversary of the Annual Meeting), and no later than February 20, 2027 (i.e., 90 days prior to May 21, 2027).

The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2027 annual meeting of stockholders is more than 30 days before or more than 60 days after May 21, 2027, then our Secretary must receive such written notice not earlier than the 120th day and not later than the 90th day prior to the 2027 annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by the Company. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements under Rule 14a-19 under the Exchange Act.

| Other Business

Management knows of no business to be brought before the Annual Meeting other than that set forth herein. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters. Even if you plan to attend the Annual Meeting, please execute, date and return the enclosed proxy promptly. Should you attend the Annual Meeting, you may revoke the proxy by voting in the Annual Meeting. A postage paid return-addressed envelope is enclosed for your convenience. Your cooperation in giving this your prompt attention will be appreciated.
By order of the Board of Directors,

Frank G. D’Angelo Chairman of the Board	Morgan M. Schuessler, Jr. President and CEO

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Stockholders can also access this Proxy Statement and our Annual Report on Form 10-K at https://ir.evertecinc.com. A copy of our Annual Report on Form 10-K, including financial statements and schedules thereto but not including exhibits, is also available without charge upon written request to our Secretary at Evertec, Inc., Road 176, Kilometer 1.3, San Juan, Puerto Rico, 00926, Attn: Luis A. Rodríguez or via email at IR@evertecinc.com. The Company’s copying costs will be charged if exhibits to the Annual Report on Form 10-K are requested. The Company makes available on or through its website, free of charge, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after filing.
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Table of Contents
Appendix A

Reconciliation of GAAP and Non-GAAP Financial Measures

A reconciliation of net income to EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share is provided below:

Year Ended December 31, 2025
(Dollar amounts in thousands)
Revenue	$931,818
Currency Adjustment - Constant (1)	$5,600
Constant Currency Revenue	$937,418
Net income	$144,560
Income tax expense	9,815
Interest expense, net	53,243
Depreciation and amortization	122,086
EBITDA	329,704
Equity income (2)	(1,620)
Compensation and benefits (3)	36,033
Transaction, refinancing and other fees (4)	9,858
Loss on foreign currency remeasurement (5)	(592)
Adjusted EBITDA	373,383
Operating depreciation and amortization (6)	(68,789)
Cash interest expense, net (7)	(50,697)
Income tax expense (8)	(16,399)
Non-controlling interest (9)	(4,297)
Adjusted Net Income	$233,201
Net income per common share (GAAP):
Diluted	$2.20
Adjusted Earnings per common share (Non-GAAP):
Diluted	$3.62
Shares used in computing adjusted earnings per common share:
Diluted	64,422,155

1)Constant currency adjustment is calculated by applying prior-year period foreign currency exchange rates to current-period results.
2)Represents the elimination of non-cash equity earnings from our equity investment, net of dividends received.
3)Primarily represents share-based compensation and severance payments.
4)Primarily represents fees and expenses associated with corporate transactions as defined in the Credit Agreement, multi-year non-recurring gains recognized in connection with the sale of tax credits and other non-recurring expenses
5)Represents non-cash unrealized gains (losses) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.
6)Represents operating depreciation and amortization expense, which excludes amounts generated as a result of merger and acquisition activity.
7)Represents interest expense, less interest income, as they appear on our consolidated statements of income and comprehensive (loss) income, adjusted to exclude non-cash amortization of the debt issue costs, premiums and accretion of discount.
8)Represents income tax expense calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for certain discrete items.
9)Represents the non-controlling equity interests, net of amortization for intangibles created as part of the purchase.

The non-GAAP measures referenced herein are supplemental measures of the Company’s performance and are not required by, or presented in accordance with, GAAP. They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to total revenue, net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities, as indicators of operating performance or as measures of the Company’s liquidity. In addition to GAAP measures, management uses non-GAAP measures to focus on the factors the Company believes are pertinent to the daily management of the Company’s operations and believe that they are also frequently used by analysts, investors and other interested parties to evaluate companies in this industry. This Appendix A presents a reconciliation of each non-GAAP measure mentioned in this Proxy Statement to the most directly comparable GAAP measure. These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share and are defined in the “Frequently Used Defined Terms and Acronyms” section at the beginning of this Proxy Statement. The Adjusted EBITDA measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, Adjusted
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Table of Contents
EBITDA, as it relates to operating segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission’s Regulation G and Item 10(e) of Regulation S-K. In addition, the Company’s presentation of Adjusted EBITDA is substantially consistent with the equivalent measurements that are contained in our senior secured credit facility in testing Evertec Group’s compliance with covenants therein such as the senior secured leverage ratio.
A-1 Evertec, Inc. 2026 Proxy Statement